U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 3
                                  to FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          TOPCLICK INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                7372                             330755473
(State or other jurisdiction          (Primary Standard Industrial     (I.R.S. Employer Identification No.)
of incorporation or organization)      Classification Code Number)

  Suite 200, 1636 West 2nd Street, Vancouver, British Columbia, Canada V6J 1H4
        (Address of registrant's principal executive offices) (Zip Code)

                                 (604) 737-1127
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                              Stepp & Beauchamp LLP
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

    Title of each class              Amount        Proposed maximum      Proposed maximum
       of securities                 to be          offering price          aggregate            Amount of
      to be registered             registered        per share(1)       offering price(1)     registration fee
--------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value      8,954,973            $0.4218           $3,777,879.20          $1,012.47
==============================================================================================================

(1) Calculated pursuant to Rule 457(c) of Regulation C using the average of the bid and ask prices per share of the Registrant's common stock, as reported on the OTC Bulletin Board for December 28, 1999.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus

                          TOPCLICK INTERNATIONAL, INC.,
                             a Delaware corporation

                8,954,973 Shares of $.001 Par Value Common Stock

We currently provide Internet users with a one-stop information index to the top Internet guides. Our common stock is quoted on the OTC Bulletin Board, an electronic quotation medium for securities not traded on the Nasdaq Stock Market, or any other securities exchange, under the trading symbol "TOCK". On December 28, 1999, the closing bid and asked prices of our common stock as reported on the OTC Bulletin Board were $0.375 and $0.46875, respectively. The persons named in this Prospectus under the caption "Selling Stockholders" are offering a total of 8,954,973 shares of our common stock for sale to the public.

We  will  receive  no  part  of  the  proceeds  of  any  sales  by  the  Selling
Stockholders.   All  selling  and  other   expenses   incurred  by  the  Selling
Stockholders will be paid by the Selling Stockholders.

The Selling Stockholders may from time to time sell the shares on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price, or at negotiated prices. The shares of our common stock offered by the Selling Stockholders may be sold directly or through brokers or dealers. The Selling Stockholders, and any broker-dealers participating in the distribution of these shares, may be considered to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts.

The shares are not currently registered for sale by the Selling Stockholders under the securities laws of any state. Brokers or dealers who desire to participate in transactions regarding these shares should confirm that these shares are registered under state and federal laws or, in the alternative, should make sure that there are appropriate exemptions from registration.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THEIR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRELIMINARY PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PURCHASING OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

          The date of this Preliminary Prospectus is December 28, 1999

Item 3. Summary Information and Risk Factors.

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, WHICH CONTAINS MORE DETAILED INFORMATION WITH RESPECT TO EACH OF THE MATTERS SUMMARIZED IN THIS PROSPECTUS AS WELL AS OTHER MATTERS NOT SPECIFIED IN THE SUMMARY. YOU SHOULD CAREFULLY REVIEW THE ENTIRE CONTENTS OF THE PROSPECTUS AND THE EXHIBITS ATTACHED HERETO, INDIVIDUALLY AND WITH YOUR OWN TAX, LEGAL AND BUSINESS ADVISORS.

Address and Telephone   Our  address  is  Suite  200,   1636  West  2nd  Street,
Number of the Company:  Vancouver,   British  Columbia,   Canada  V6J  1H4;  our
                        telephone number is (604) 737-1127.

Business of the         Our first  business was the  development  of oil and gas
Company:                properties. After a series of corporate acquisitions, we
                        stopped participating in that business.  Instead, we are
                        now in the business of  facilitating  the consumption of
                        information,  products and services via the Internet. We
                        currently   provide   Internet  users  with  a  one-stop
                        information  index to the top  Internet  guides.  We are
                        trying to develop increased traffic on our website. Once
                        traffic volume has been established, we believe that our
                        website   will   become   a   distribution   point   for
                        advertisers,   and  we  will  develop  opportunities  to
                        participate   in  sponsorship   agreements,   electronic
                        commerce agreements and joint marketing ventures. We plan to create value measured by increased traffic (that is, the number of times pages are viewed) and, as a result, receive revenue as a method of access to various viewers. We can provide no assurance, however, that we will be successful enough to be considered a suitable acquisition. Initially, we will offer our products and services free to our customers and partners.

State and Date of       The Company was incorporated  pursuant to the provisions
Organization of the     of the General Corporation Law of Delaware on October 3,
Company:                1996.

Risk                    A purchase of our common stock  involves  various  risks
Factors:                that  must  be  considered  carefully  by any  potential
                        purchaser.  Because we have a limited operating history,
                        we may not be able to manage our business  successfully,
                        or   achieve   profitability.    We   have   significant
                        competition. The Internet market changes rapidly, and we
                        may not be successful in adapting to new technologies or
                        alternative  systems.  Because  we will  depend on other
                        companies for telecommunications  products and services,
                        we may  experience  delays or increased  costs if demand
                        for these items continues to increase. Substantially all
                        of our  products  and  services  will be  offered on the
                        Internet,  and,  therefore,   our  ability  to  generate
                        significant  revenues  will  depend  upon,  among  other
                        things, the acceptance, by consumers and advertisers, of
                        the  Internet.  We may  not be  successful  if we do not
                        attract  a large  number of users  with  characteristics
                        attractive to  advertisers,  which is subject to factors
                        beyond  our  control.   We  may  be  required  to  raise
                        substantial  funds in order to  implement  our  business
                        plans  and   objectives  and  those  funds  may  not  be
                        available on commercially  acceptable  terms, or at all.
                        Our communications providers, customers, or other third parties may fail to become compliant with Year 2000 computer programming issues. Other risks are specified below.

The Shares:             The shares  offered  by the  Selling  Stockholders  have
                        already been issued by us, or will be acquired upon exercise of options.

Estimated use of        All of the shares of our common stock are being  offered
proceeds:               by the Selling Stockholders.  We will not receive any of
                        the proceeds from the sale of those shares.

                                  RISK FACTORS

In addition to the other information specified in this Prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our common stock. A purchase of our common stock is speculative in nature and involves numerous risks. No purchase of our common stock should be made by any person who cannot afford to lose his or her entire investment.

THIS PROSPECTUS SPECIFIES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SPECIFIED IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE PURCHASERS OF SHARES MUST BE PREPARED FOR THE POSSIBLE LOSS OF THEIR ENTIRE INVESTMENTS. THE ORDER IN WHICH THE FOLLOWING RISK FACTORS ARE PRESENTED IS ARBITRARY, AND PROSPECTIVE PURCHASERS OF SHARES SHOULD NOT CONCLUDE, BECAUSE OF THE ORDER OF PRESENTATION OF THE FOLLOWING RISK FACTORS, THAT ONE RISK FACTOR IS MORE SIGNIFICANT THAN THE OTHER RISK FACTORS.

"Forward looking statements" can be identified by the use of forward-looking terminology such as "believes", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should". Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by the forward looking statements will be achieved. You should not place undue reliance on these forward looking statements, which apply only as of the date of this Prospectus.

We Have a Limited Operating History. We have a very limited operating history upon which an evaluation of our business can be made. Anyone who is considering a purchase of our common stock must consider that our business is speculative. We can give no assurance that unanticipated technical or other problems will not occur which would result in material delays in accomplishing our business plan. We can give no assurance that we will be able to achieve profitable operations.

Our Industry is Intensely Competitive. Competition to provide Internet Guides is intense, and we expect the competition to increase. Our competitors may develop technologies or services which would render our products obsolete and noncompetitive. We have a lot of competition which includes, but is not limited to, Browser companies; Internet Distribution Companies; existing, established providers; Internet search and directory sites; broadband communications companies; large media conglomerates; commercial and non-commercial computer operating systems companies; software development companies; directory companies (e.g. Yellow Pages); and Bookmark Managers.

Many of our existing competitors have longer operating histories in the Web market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources. Competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. We can give no assurance that our competitors will not develop Web search and retrieval services that are equal or superior to ours or that achieve greater market acceptance than ours in the areas of name recognition, performance, and ease of use. We can give no assurance that other Web content providers will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, a number of our competitors have established collaborative relationships with other Web content providers. Accordingly, we can give no assurance that we will be able to retain advertisers or maintain or increase users on our network or that competitors will not experience greater growth in the number of users than we do. We can give no assurance that we will be able to compete successfully against our current or future competitors.

We Will Rely on Use of Computer and Telecommunications Infrastructure Provided by Third Parties. Our success will depend on our continued investment in sophisticated telecommunications and computer systems and computer software. We anticipate making significant investments in the acquisition, development and maintenance of such technologies and we believe that such expenditures will be necessary on an on-going basis. Computer and telecommunication technologies are evolving rapidly and are characterized by short product lifecycles, which requires us to anticipate technological developments. We can give no assurance that we will be successful in anticipating, managing or adopting such technological changes on a timely basis or that we will have the resources available to invest in new technologies. Our business is dependent on our computer and telecommunications equipment and software systems, the temporary or permanent loss of which, through physical damage or operating malfunction, could have a material adverse effect on our business. Operating malfunctions in the software systems of financial institutions, market makers and other parties might have an adverse affect on our operations. We depend on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of our services, or any significant interruption in telephone services, could have a material adverse effect on our business. Additionally, as we continue to introduce new services that use new technologies, we may be required to license technology from third parties. There can be no assurance that these licenses will be available on commercially reasonable terms, if at all. Our inability to obtain any of these licenses could result in delays or reductions in the introduction of new services or could adversely affect our existing business.

We Will Rely on Use of the Internet. If the Internet continues to experience significant growth in the number of users, we can give no assurance that the Internet will continue to be able to support the demands placed upon it or that the performance or reliability of the Web will not be adversely affected by continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards required to accommodate increased Internet activity, or due to increased governmental regulation. If the Internet infrastructure does not effectively support growth that may occur, our business would be materially and adversely affected.

We are Subject to Regulatory and Related Influences. The Internet is subject to changing political, economic and regulatory influences, any of which could have a material adverse effect on our business. For example, during the past several years, various Internet directory service and telecommunications industries have been subject to an increase in governmental and international regulation.
Certain proposals to reform the telecommunications and Internet systems are periodically considered by the appropriate regulators. These proposals could increase government involvement in Internet services and otherwise change the operating environment for our customers. We cannot predict what impact, if any, such factors might have on our business.

We are Subject to Market Forces Beyond Our Control. Many Internet directory service providers are consolidating to create Internet directory service delivery systems with greater regional market power. As a result, these systems could have greater bargaining power, which may result in lower prices for our products. Our failure to maintain adequate prices would have a material adverse effect on our business. Changes in current Internet directory service reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations, or in the revocation of endorsement of our services. Our results of operations may vary from period to period due to a variety of factors, including our research and development, our introduction of new products or services, cost increases from third-party service providers, changes in marketing and sales expenditures, acceptance of our products and services, competitive pricing, unforeseen marketing and promotional expenses, unforeseen negative publicity, competition and general economic and industry conditions that affect demand.

Future Capital Needs and Uncertainty of Additional Funding. On or about January 30, 1999, we entered into a financing agreement which provided us with approximately $2,000,000. We believe that we may be able to acquire additional financing on acceptable terms; however, there can be no assurance that we will be able to obtain additional financing on acceptable terms, or at all. We have expended, and will continue to expend in the future, substantial funds on research and development. If we fail to obtain additional financing, we will have to limit or eliminate our research and development activities, or reduce or eliminate our marketing programs, either of which would have a material adverse effect on our ability to compete.

Our Success Will Depend on Our Ability to Retain Key Personnel. Our success will depend on our ability to retain our key personnel and identify, hire and retain additional qualified personnel. There is intense competition for qualified personnel in our industry, and there can be no assurance that we will be able to continue to attract and retain such personnel necessary for the development of our business. Because of the intense competition, we can give no assurance that we will be successful in adding personnel as needed to satisfy our staffing requirements.

Impact of the Year 2000. The Year 2000 (commonly referred to as "Y2K") issue results from the fact that many computer programs were written using two, rather than four, digits to identify the applicable year. As a result, computer programs with time-sensitive software may recognize a two digit code for any year in the next century as related to this century. For example, "00", entered in a date-field for the year 2000, may be interpreted as the year 1900, resulting in system failures or miscalculations and disruptions of operations, including, among other things, a temporary inability to process transactions or engage in other normal business activities.

In order to improve operating performance, we have undertaken a number of significant systems initiatives. All our hardware, software and communication systems have been analyzed by reviewing all relevant product and service manuals, contacting vendors, and on-line research of relevant vendor websites. We telephoned our telephone systems provider, our alarm monitoring company, and our website hosting provider to ensure Y2K compliance. We also conducted on-line vendor reviews of our desktop Pentium computers and our Windows 95 and Microsoft Office software. For other software, we contacted the providers, reviewed the relevant manuals, and reviewed vendor websites to ensure Y2K compliance. We also reviewed Y2K compliance of our power-backup systems suppliers.

A benefit of our systems review is that our systems are now Year 2000 compliant. We have completed an assessment of each of our operations and their Year 2000 readiness and have determined that appropriate actions have been and are being taken. Therefore, we believe that our Year 2000 remediation has been completed and will not have any impact on our operations. However, although we have communicated with a number of our significant suppliers to determine the extent to which our systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues, we can give no guarantee that the systems of other companies on which our systems rely will be timely converted.

In a worst case scenario, our primary service, an information retrieval guide for Internet users, could be adversely affected by the non-compliance of banks, communications providers, utilities, common carriers, our customers, potential customers and other sources. Widespread breakdowns in the telecommunications industry would have an adverse affect on our business. The ultimate impact of the Y2K issue cannot be reasonably estimated at this time. Many Y2K problems might not be readily apparent when they first occur, but instead could imperceptibly degrade technology and corrupt information stored in computers, in some cases before January 1, 2000.

Third-Party Y2K Risks to the Company. We believe that the most significant Y2K risks to our continued operations are our dependence on (i) electrical power and
(ii) phone and data lines. Power failures or shortages resulting from British Columbia Hydro's failure to become Y2K compliant would hinder our operations. Moreover, system-wide failures in our telecommunications provider, BC Tel, resulting from BC Tel's failure to become Y2K compliant, would similarly hinder our operations. We might also lose data which we have stored.

Item 4. Use of Proceeds

All of our common stock is being offered by the Selling Stockholders. We will not receive any of the proceeds from the sale of the common stock.

Item 5. Determination of Offering Price

Price Range of Common Stock. In or about December 1998, quotation of our common stock began on the OTC Bulletin Board (trading symbol: TOCK). Prior to that date, there was no public market for our common stock. Our common stock has closed at a low of $0.21875 and a high of $8.125 for the 52-week period ending November 29, 1999. On December 28,

1999, the closing bid and asked prices of our common stock as reported on the OTC Bulletin Board were $0.375 and $0.46875, respectively. This market is extremely limited and the prices for our common stock quoted by brokers is not necessarily a reliable indication of the value of our common stock.

The offering price of our common stock was calculated using the average of the bid and asked price of our common stock, as reported on the OTC Bulletin Board as of a specified date within 5 business days prior to the date of the filing of this Registration Statement, specifically, as of December 28, 1999.

Item 6. Dilution

We became a reporting company on or about June 22, 1999, the effective date of the Registration Statement on Form 10-SB which we filed with the Securities and Exchange Commission on April 23, 1999. Our common stock offered by the Selling Stockholders has already been issued by us, or will be outstanding after the exercise of options. The Selling Stockholders may from time to time sell their common stock on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. Our common stock may be sold directly or through brokers or dealers. The purchase prices paid by officers, directors, promoters and affiliated persons for our common stock purchased by them, or which they have rights to purchase, or which they acquired by means of related party transactions, are specified in this Prospectus under the captions "Security Ownership of Certain Beneficial Owners and Management", "Organization Within Last Five Years", and "Certain Relationships and Related Transactions".

Item 7. Selling Stockholders

The following table sets forth the number of shares of our common stock which may be offered for sale from time to time by the Selling Stockholders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the Selling Stockholders. None of the Selling Stockholders has held any position or office with the Company, except as specified in the following table. Other than the relationships described below, none of the Selling Stockholders had or have any material relationship with the Company.

Simone Alten                                                               2,871
Steve Beaton                                                               3,445
Ronald Bernhardt                                                           7,786
Martin Bodnar                                                              4,594
Princina Bodnar                                                            4,594
David and Yolanda Booth                                                    2,297
Mike Brown                                                                12,632
Mike Brown(7)                                                             10,000
Jeffrey Budz                                                              12,379
James T. Carroll                                                          31,580
William Carter                                                               574
John Cilmi                                                                27,446
Vanna Colotti                                                              4,459
Marilyn Cormier                                                              384
Barbara Daidone                                                            4,594
Mark Darling                                                               3,445
John and Lee De Vuyst                                                     11,484
De Vuyst Holdings                                                         11,484
David DiBiase                                                             22,968
Andrea Docherty                                                              230
Benson Group Limited                                                     117,709

Robert Ellingson                                                           5,742
Steven Elman                                                               8,682
David Ezra                                                                22,577
Helen Fadden                                                               4,594
Dennis Paul Fecci                                                         19,465
Christine Fornier                                                         22,968
Kathy Fowler                                                               2,871
Arthur Gee                                                                 1,148
Victor Golinsky                                                            4,594
Richard Green                                                              5,742
Ken Grundy                                                                   382
Neil Hamilton                                                             28,709
Jim Hornell                                                                1,148
Joan Jacobs                                                               11,484
Marion Jenson                                                              5,742
Dr. Fred Knelman                                                          22,968
Karen Krawchuk                                                            13,781
Ellen Laine                                                                6,890
Yvan Lalonde                                                              57,419
Carol Lalonde                                                             57,419
Michael Lalonde                                                           57,419
John Larsen                                                              227,739
Frederick Ledetsch                                                         4,594
Eunho Lee                                                                  4,594
Bruce Lemire-Elmore                                                       15,503
Louise Lemire-Elmore                                                      15,503
Chris Lewis (1)                                                        5,302,071
Lester Licht                                                              30,501
Terry Livingstone(2)                                                     229,675
John Manville                                                              5,742
Douglas Matthews                                                           1,378
Jim McGuigan                                                               5,742
James McLachlan                                                           11,484
Robert McLachlan                                                          16,077
Sandra McLachlan                                                           5,742
Steven Meehan                                                              2,871
MRA Engineering                                                           14,355
Kevin Mularkey                                                             1,148
Janet Neff (5)                                                             4,594
Sabene Odonoghue                                                           4,594
Andrew Opperman                                                           22,968
Alastair Pirie                                                            11,484
Wayne Pye                                                                 11,484
Merrill Lynch in Trust for Jalinder Rai                                      957
Rick and Mary Reynolds                                                   152,160
Rodger Sarfi                                                               1,914
Jeffrey Sawchuk                                                              574
George Schellenberg                                                        4,594
Hardip Singh                                                             389,170
Richard Sommers                                                           16,575
Jim Soukoreff (4)                                                         71,774

Greg Soukoreff (4)                                                        21,744
Susan Soukoreff(4)                                                        71,774
C. Cedric Steele                                                          13,781
Bruce Steinke                                                              1,914
Jojhar Takhar                                                                957
Pardip Thind                                                                 957
RBC Dominion Securities Inc. in Trust for Mark Varley                     57,419
Louis Vella                                                               11,484
Tony Whitehorn                                                            15,503
Henry and Marge Wiebe                                                     11,484
Dorothy Armstrong                                                          1,148
David and Yolanda Booth                                                    3,785
Yolanda Booth                                                                623
David Booth                                                                1,334
Cary Chernoff                                                              5,742
Iain Cleator                                                              11,484
Catherine and Calvin Cook                                                  5,472
Calvin Cook                                                                  270
Richard C. Cook                                                            5,742
Wimborne Holdings                                                         55,122
Laurie Dittrich                                                              574
Ira Doering                                                               11,484
Jeffrey Dubois                                                             3,445
Wendy Dubois                                                              10,335
Michael Durkin                                                            11,484
Bob and Debbie Egglestone                                                 17,226
Lars Engels                                                               22,968
Dan Faminoff                                                               5,156
Laurentian Bank of Canada in Trust for Dan Faminoff                        2,500
John Faminoff                                                              5,156
Laurentian Bank of Canada in Trust for John Faminoff                       2,500
Scott Findlay                                                             11,484
Mark Finger                                                               22,853
Brad Glazer                                                                1,378
Chris Goddard                                                              5,742
Angeline E. Joss                                                          50,000
Michael Lois Joss                                                         25,000
Sidney S. Joss                                                            77,629
Theresa Ann Joss                                                          25,000
Dr. E. W. Kane Ltd.                                                       11,484
Steve and Vanessa Keeler-Young                                             4,594
Brent and Jennifer Lee                                                    26,000
Colin Lee                                                                 75,431
Grant Lee                                                                 44,000
Shirley Lee                                                               60,000
Robert Leier                                                               7,579
Heather MacDougall                                                         1,148
Lynn Malcolm                                                               2,297
Douglas Matthews                                                           5,891
Harry McClelland                                                           2,946
Ross McClelland                                                            2,946

Dan Menard                                                                   574
Daphne Menard                                                                574
Jacquie Miller                                                             1,148
Kailey Miller                                                              1,148
Hal Neff(3)                                                               22,968
Hal Neff(7)                                                               10,000
Lori Neuen                                                                 2,946
Shawn and Elizabeth O'Hara                                                  574
Thomas O'Hara                                                               574
David Palm                                                                 8,039
Uwe Pause                                                                  5,742
Kathryn and Andre Pickersgill                                             11,484
Paul Branston                                                             22,968
James Ryley                                                               11,484
Peter Sauer                                                               11,484
Ben Scheffer                                                               1,148
Jamie Scheffer                                                             1,148
Carole Small                                                               1,148
Maureen Smith                                                              5,742
Paul Soukoreff(4)                                                          5,742
Esther Soukoreff(4)                                                        5,742
Terrence L. Steinke                                                        3,828
Eric Stephanson                                                           22,968
James Dexter                                                              11,484
Greenline Investor Services in Trust for John Suk                          2,871
Nesbitt Burns Inc. in Trust for Candace Sikorski Acct. (John Suk)         2,871
Jennie Tong                                                               37,873
Murray Van Laare                                                           3,445
Hendrika Wall                                                              1,148
Dr. G. W. Wilson                                                           5,742
Bruno and Marianne Zilli                                                  28,709
Allen Lees (6) (held in Trust by Law Offices of Fraser Milner)           571,428
Bruce McKay(7)                                                            10,000
Grant Lee(7)                                                              10,000
Gilmore Skeels(7)                                                         10,000

(1) Mr. Lewis is the President, Chief Executive Officer and Chairman of the Board of the Company.
(2)  Mr. Livingstone is the Chief Operating Officer of the Company.
(3) Mr. Neff was a promoter of the Company's subsidiary, TopClick Corporation, a Delaware corporation.
(4) Related to Gregory Soukoreff, a promoter of the Company's subsidiary, TopClick Corporation, a Delaware corporation.
(5) Related to Hal Neff, a promoter of the Company's subsidiary, TopClick Corporation, a Delaware corporation.
(6) Held in trust pending outcome of litigation. See portion of this Prospectus entitled "Legal Proceedings" at Page 18.
(7) Shares issued when persons were directors of the Company's subsidiary, TopClick Corporation, a Delaware corporation.

Pursuant to the agreements by which certain of the Selling Stockholders acquired their common stock, we agreed to use our best efforts to file a registration statement for the resale of those shares and to use our best efforts to cause that registration statement to be declared effective. We will pay all expenses in connection with the registration and sale of the shares, except any selling commissions or discounts, fees and disbursements of counsel and other representatives of the Selling Stockholders, and any stock transfer taxes payable resulting from any such sale.

Item 8. Plan of Distribution

The Selling Stockholders may, from time to time, sell all or a portion of their common stock in the over-the-counter market, or on any other national securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. Their common stock may be sold directly or through brokers or dealers. The methods by which the common stock may be sold include
(a) a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the common stock as agent but may buy and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. Brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent fr the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive commissions from the purchasers.

In connection with the distribution of the common stock, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of our common stock. The Selling Stockholders (except for officers and directors of the Company) may also sell their common stock and redeliver their common stock to close out their short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of their common stock. The Selling Stockholders may also lend or pledge their common stock to a broker-dealer and the broker-dealer may sell their common stock so lent or, upon a default, the broker-dealer may sell the pledged shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions.

The Selling Stockholders and any broker-dealers participating in the distributions of the our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any profit on the sale of our common stock by the Selling Stockholders, and any commissions or discounts given to any such broker-dealer, may be deemed to be underwriting commissions or discounts pursuant to the Securities Act of 1933.

Our common stock may also be sold pursuant to Rule 144 pursuant to the Securities Act of 1933 beginning one year after the shares of our common stock were issued, provided such date is at least 90 days after the date of this Prospectus.

The Company has filed the Registration Statement, of which this Prospectus forms a part, for the sale of the Selling Stockholders' shares of our common stock. We can give no assurance that the Selling Stockholders will sell any or all of the shares of our common stock.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this Prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

The Company will pay all of the expenses incident to the offering and sale of the Selling Stockholders' common stock, other than commissions, discounts and fees of underwriters, dealers or agents.

Item 9. Legal Proceedings

In March, 1999, we were informed that Allen Lees, a resident of British Columbia, was claiming an ownership interest in certain shares of common stock of Helpful By Design, Inc. ("HBD"). Mr. Lees claim to ownership of such HBD shares arises from consulting services which Mr. Lees was engaged to perform on behalf of HBD under its former name, Voxtech Communications, Inc. , beginning in or about 1993. HBD disputes Mr. Lees' claim of ownership to those HBD shares. We have become involved in this dispute because in September, 1998, HBD sold certain assets, including a website, to one of our subsidiaries, TopClick Corporation, for, among other consideration, the issuance of 7,000,000 shares of $.001 par value common stock of TopClick Corporation. TopClick Corporation later entered into a stock exchange agreement with us which provided, among other things, that, as consideration for the exchange, assignment, transfer, conveyance, setting over and delivery of the shares of TopClick Corporation to us, we issued 8 shares of our common stock for every 7 shares of TopClick Corporation's common stock.

Mr. Lees has filed a lawsuit in the Supreme Court of British Columbia seeking to force conversion of approximately 500,000 HBD shares into shares of our common stock. In addition to HBD, the Company and its Chief Executive Officer, Chris Lewis, have also been named as defendants in this lawsuit. We intend to vigorously defend this action. We have issued the disputed shares to Mr. Lees, which shares are currently held in trust by the Law Offices of Fraser Milner located in Vancouver, British Columbia, Canada, pending the outcome of this litigation.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

The directors and principal executive officers of the Company are as specified on the following table:

================================================================================
      Name            Age                         Position
--------------------------------------------------------------------------------

                             President, Chief Executive Officer, Chairman of the
Chris Lewis           42       Board of Directors.
--------------------------------------------------------------------------------

Terry Livingstone     53     Chief Operating Officer
--------------------------------------------------------------------------------

Biographical Information on Our Officers and Directors:

President, Chairman of the Board and Chief Executive Officer. Chris Lewis is the Company's President and Chief Executive Officer, as well as Chairman of the
Board of Directors. Mr. Lewis developed the TopClick Guide concept and has responsibility for the strategic planning relating to the products and services currently under development by the Company. Mr. Lewis has significant experience in business planning and marketing and has participated in the development and commercial exploitation of 19 products, including the world's first alphanumeric paging service. His marketing and communications experience includes small regional direct mail advertising campaigns to full national television advertising campaigns supported by print advertising, outdoor poster activities, product design and packaging, 1-800 telephone response facilities and full media launch presentations.

During the past 25 years Mr. Lewis has held sales and marketing management positions in a number of industries, including men's fashion clothing, mobile communications, telecommunications, computer software and Internet applications, and the Do-It-Yourself handyman industry. In 1987 he was selected as one of eight managers (in a company employing 185,000 people) to attend the Accelerated Business Degree in Business Planning, International Marketing and Marketing Communications (a sub-MBA program) from the Chartered Institute of Marketing. In 1989, working with Paul Fifield, a European marketing strategist (now a member of the Company's advisory board), Mr. Lewis developed a new approach to market segmentation called "Context Marketing" which British Telecom tested in a customer research program and then implemented as a principal methodology in its marketing approach.

In 1992 Mr. Lewis emigrated from London, England to join his family in Western Canada, leaving a position he had held for 6 years at British Telecom as a strategic marketing manager for personal communications. At British Telecom he served as the company representative on a multi-company and university Pan-European Study of Global Social Change to identify the changing customer attitudes, values and expectations that drive consumer purchase behavior. He also worked on several corporate business initiatives as a Marketing Futurist including personal communications, broadband networks, and other specialized projects. From 1993 to 1998, Mr. Lewis was President of Helpful By Design, Inc., a Vancouver, British Columbia-based software and Internet design and development firm. From June 1998 to date, Mr. Lewis was President and Chief Executive Officer of TopClick Corporation, an Internet design and development firm also located in Vancouver, British Columbia.

Chief Operating Officer. Terry Livingstone was recently appointed Chief Operating Officer of the Company. Prior to this appointment, from June 1998 to April 1999, Mr. Livingstone was the Western United States and Canada Project Manager for Nortel Networks, and was responsible for managing complex telecommunications and multiple Internet-related projects with up to 50 staff under his co-ordination, including the areas of computer operations, programming, systems analysis, design and project implementation. From September 1997 to May 1998 and prior to working for Nortel Networks, Mr. Livingstone was a Senior Project Manager with MacDonald Dettwiler, where he oversaw projects in Taiwan, Egypt, and north America for DGPS and radar surveillance systems. From 1993 to 1997, he held various project management and related positions with various companies in Canada, including Helpful By Design, Inc. from June 1996 to July 1997, and Nortel (Northern Telecom) from February 1996 to June 1996. Mr. Livingstone was self-employed from 1994 through June 1996, worked with Glenayre Electronics in Vancouver, British Columbia from 1992 to 1993, and with an IBM business partner, GRSI, from 1989 through 1992. He also worked at Wang Canada from 1986 to 1989, where he managed multiple development teams and projects in Saudi Arabia and the Philippines in planning, organizing, controlling and implementing turnkey nationwide systems.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 1999 by (i) each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of the Company's directors and named executive officers, and (iii) all directors and executive officers of the Company as a group.

                      Name and Address           Amount and Nature
Title of Class       of Beneficial Owner         of Beneficial Owner         Percent of Class
                     -------------------         -------------------         ----------------

$.001 Par Value       Chris Lewis             Officer and Director               40.27%
 Common Stock         1636 W. 2nd St.         5,280,571 common shares
                      Vancouver, B.C.         (also holds 225,000 options)

$.001 Par Value       Terry Livingstone       Chief Operating Officer;            1.75%
Common Stock          1636 W. 2nd St.         229,675 common shares
                      Vancouver, B.C.         (also holds 25,000 options)

$.001 Par Value                               All directors and named           42.02%
Common Stock                                  executive officers as a
                                              group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. We are not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Item 12. Description of Securities

The Company is authorized to issue 100,000,000 shares of common stock, $.001 par value, each share of common stock having equal rights and preferences, including voting privileges. The Company is not authorized to issue shares of preferred stock. As of November 30, 1999, 13,112,740 shares of our common stock were issued and outstanding. The shares of our common stock constitute equity interests entitling each shareholder to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors of the Company or any other matter, with the result that the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by us from funds legally available therefor; provided, however, that cash dividends are at our sole discretion. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at our discretion and subject to any restrictions that may be imposed by our lenders.

Item 13. Interest of Named Experts and Counsel.

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 15. Organization Within Last Five Years

Transactions with Promoters. The Company did not employ or contract with any promoters. Our subsidiary, TopClick Corporation, a Delaware corporation incorporated on July 8, 1998, had relationships with the following promoters:
Kili Nimani, Hal Neff, Gernot Doebelin, and Gregory Soukoreff. Each of these promoters signed an "Investment Associate Agreement" with TopClick Corporation. Mr. Neff is also a director of TopClick Corporation.

Each promoter is entitled to receive options to purchase shares of TopClick Corporation's common stock in amounts equal to 10% of the number of shares sold by that promoter. For example, if a particular promoter sells 100,000 shares of TopClick Corporation's common stock, he is entitled to receive options to purchase 10,000 shares of that stock for a purchase price to be set by the Board of Directors. Those options shall vest during a 3 year period and expire after an additional 3 years.

As of November 30, 1999, options to purchase 25,000 shares of TopClick Corporation's common stock had been issued to Kili Nimani at an option price of $0.70 per share.

Item 16. Description of Business.

The Company was incorporated to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of Delaware. We were initially involved in the development of oil and gas properties. After the consummation of a series of corporate acquisitions, the nature of our business changed from development of oil and gas properties to the business of facilitating the consumption of information, products and services via the Internet. We currently provide Internet users with a one-stop information index to the top Internet guides, which allows users to view and then quickly select the best guide for their needs based on their choice of subject. Our services allow Internet users to locate their subject categories easily and we provide them with the freedom to roam back and forth from guide to guide. For example, inside our Internet golf environment, we have packaged all of the top Internet guides to golf, such as Yahoo!, Excite and Lycos.

Development of the Company. The Company was originally incorporated in Delaware under the name Galveston Oil & Gas, Inc. on October 3, 1996. We changed our name to TopClick International, Inc. on or about February 5, 1999. Pursuant to an Acquisition Agreement dated January 28, 1999, we acquired all of the shares of TopClick Corporation, a Delaware corporation incorporated on July 8, 1998 which, in turn, had previously acquired certain assets from E.Z.P.C. Canada Inc., which was incorporated on September 28, 1994, under the Canada Business Corporations Act with one common share owned by Helpful By Design, Inc., a Canadian federal jurisdiction corporation ("HBD"). The Acquisition Agreement was part of a Financing Agreement specified more completely below. TopClick Corporation is now our wholly-owned subsidiary.

As consideration for the exchange of the shares of TopClick Corporation, we issued 8 shares of our common stock for every 7 shares of TopClick Corporation common stock. This exchange value was determined by our negotiations with TopClick Corporation and Sonora Capital Corporation, a British Columbia corporation, and was approved by a majority of the shareholders of TopClick Corporation.

On or about July 14, 1998, the name of E.Z.P.C. Canada, Inc., was changed to TopClick (Canada) Inc. In September, 1998, HBD sold the TopClick website (which website is described more specifically below) and related assets, including the one common share of TopClick (Canada) Inc., to TopClick Corporation for the issuance of 7,000,000 shares of common stock of TopClick Corporation to HBD and forgiveness of indebtedness owed by HBD to TopClick (Canada) Inc. The TopClick website and related assets were valued by the Board of Directors of HBD at $700,000. The HBD Board valued the forgiveness of a debt in the amount of $480,000 in Canadian Dollars ("CDN$") at $315,789, at an exchange rate of approximately 1.52 CDN$ to one United States Dollar. The HBD Board believed that total consideration for the sale of the TopClick website and related assets was, therefore, approximately $1,015,789. As part of this transaction, TopClick Corporation agreed to convert the shares of preferred stock held by shareholders of TopClick (Canada) Inc. into shares of common stock of TopClick Corporation.

On or about January 28, 1999, we entered into a Financing Agreement with TopClick Corporation, Sonora, HBD, and other parties whereby certain investors represented by Sonora provided $2,000,000 to us. As part of a series of related transactions, HBD and the shareholders of TopClick Corporation transferred their shares of TopClick Corporation to us so that TopClick Corporation became our wholly-owned subsidiary. A copy of the Financing Agreement is attached as
Exhibit 10.1 to this registration statement. A copy of the Acquisition Agreement is attached to that Financing Agreement as Exhibit B.

Business of the Company. We own and operate the TopClick website, a unique information retrieval guide for Internet users. The TopClick website contains the first comprehensive Internet "superguide" to the major Internet guides, designed to help Internet users find the answers to their searches more quickly and effectively than they can through conventional single guides or search engines. TopClick makes it easy for Internet users to find their subjects and move back and forth from guide to guide without having to visit each guide's homepage and conduct individual searches. The TopClick website is located at the Internet address www.topclick.com. The TopClick website's features include "central keyword searching", which provides one-stop keyword searching across the top portal sites, including Yahoo!, Excite, Lycos, GoTo.com, Go Network, Ask Jeeves, Dogpile, Northern Light, Looksmart, Infoseek, Snap!, Webcrawler, AOL Netfind, HotBot and Alta Vista. The TopClick website also features top Internet brands across thousands of information subjects, organized into 51 easy-to-use information categories. The website currently houses more than 8,000 top sites and anticipates adding additional top sites.

We hope to generate revenues from referral fees during the next 12 months by directing Internet traffic to e-commerce vendors; provided, however, that we can give no guarantee or assurance that we will be able to enter into contracts with online vendors or that, if we enter into such contracts, the terms and conditions of such contracts will be economically advantageous to us. If we enter into contracts with online vendors, we anticipate receiving a referral fee ranging from 8% to 25%. We also anticipate more direct involvement in e-commerce. For example, we have recently opened a virtual bookstore by packaging approximately 300 books on privacy issues. We intend to sell these books over the Internet and receive sales commissions.

While we are also considering the possibility of generating revenues from subscription fees from subscribers for certain proposed Internet services, we do not currently provide any specialized services and do not currently have any subscribers. We are considering providing personalized information services to paying subscribers, but we have not yet determined the scope of such services nor the subscription amounts for such services.

We derive certain consumer data from customer profiles. During the past 12 months, we considered generating revenues through the sale of this consumer data to third parties. However, because we recently opened a virtual bookstore relating to privacy issues, we believe that selling research data to advertisers or market researchers may not be consistent with our privacy-related businesses. While it is a common practice for entities with high traffic volume websites to sell research data, we are currently reviewing this policy. Therefore, we may elect to forego this potential revenue source.

In the same way, websites with a lot of users typically generate advertising fees through the sale of banner and other types of Internet advertising. We have not yet determined whether we will sell advertising on our website. If we elect to sell advertising, our advertising revenues will depend, in part, on the number of users of our website.

We have built and are continuing to develop a complex database of links arranged into predefined categories and subjects across the top guides on the Internet. The TopClick guide currently includes links from Yahoo!, Excite, Lycos, Infoseek, Looksmart, Webcrawler, AOL, Snap! and Magellan. There are two principal ways to use the TopClick guide: (1) users can quickly click through three levels of information: Group, Category, and Subject. Users can then "click out" to any of the top Internet guides; or (2) alternatively, users can enter a keyword into the search panel and then click out to their choice of the top 12 search engines on the Internet.

In April, 1999, we reported that the usage of our website had increased significantly during the first part of 1999 and, in March alone, we served almost one million page views. The term "page view" means the accessing of a website page on the Internet. Often used by advertisers to gauge the "traffic", or frequency of visitation, on a specific website, the term "page view" differs from the Internet term "hit" in that a page view counts only the number of times a page has been accessed, while a "hit" counts the number of times that all the elements on a specific page, including graphics, have been accessed.

In May, 1999, we began an e-commerce initiative with LinkShare Corporation ("LinkShare"), whose software enables companies selling goods or services on the Internet to establish business partnerships through cross-selling and cross-referral agreements with other websites. In addition to providing technology, LinkShare tracks and verifies customer referrals and transactions and manages the related revenue structures. LinkShare currently services more than 150 retailers and manages a network of tens of thousands of affiliate websites. LinkShare is privately owned and headquartered in New York City, with offices in San Francisco and Denver. Additional information can be obtained at LinkShare's website at http://www.linkshare.com.

We believe that our participation in the LinkShare program will enable us to establish e-commerce relationships with more than 150 existing electronic retailers, and to earn revenues from those relationships. In the first phase of this program, we have been approved to integrate e-commerce offerings from 1-800-Flowers, Borders.com, Cyberian Outpost, Fashionmall, Florist.com, K-Tel, American Eagle Outfitters, and AudioBook.

We have not generated any revenues to date and we had a comprehensive loss for the year ended June 30, 1999, of $444,681.00.

Transition of Website. In March, 1999, we entered into a nonexclusive, nontransferable Master Service Agreement with Frontier GlobalCenter, Inc. ("Frontier") for Internet connectivity services, which obligates us to pay monthly bandwith charges, to purchase software and hardware (specifically, servers) to facilitate such services, and to lease monthly rack space to store those servers, all of which allowed us to move our website to allow for more rapid growth. Frontier specializes in high-speed hosting services, and hosts many of the world's busiest websites, including Yahoo!, Netscape, Playboy, Pacific Bell, Quote.com, and USA Today. We have installed a high-speed server and software system together with leading statistical analysis and tracking software from Marketwave Corporation of Seattle, all supported by a 12-month maintenance contract. Marketwave Corporation is a leading innovator in real-time Internet data and traffic analysis software, with more than 40,000 licensed corporate customers, including Intell, Dell, AT&T, Cox Communications, Volvo and NBC Europe.

Employees. The Company and its subsidiaries currently have 8 employees, all of which are full-time employees. We anticipate using consultants for business, accounting, engineering and legal services on an as-needed basis.

Key Employees. Our key employees are Chris Lewis, the President and Chief Executive Officer; Terry Livingstone, the Chief Operating Officer; and Rory Wadham, lead programmer.

Item 17. Management's Discussion and Analysis of Financial Condition and Results of Operations

Information retrieval is already a significant market on the Internet, but the growth of the Internet requires continued advances in Internet guide services. Because of the expanding volume of information on the Internet, no single company has been able to monopolize Internet guides and referencing indices. We believe that the continued rapid expansion of the Internet provides opportunities for our innovations and will further provide us with markets which the major search engines and guides do not control or dominate. We believe that there is an opportunity to present the best Internet guides in one environment.

Our innovations include the packaging of top Internet destinations, a simplified Internet navigation structure, and a fast, simple one-stop information search system to the top Internet information directories and search engines by the Company's "central keyword searching" facility. This feature provides one-stop keyword searching across the top portal sites including Yahoo!, Lycos, GoTo.com, Go Network, Ask Jeeves, Dogpile, Northern Light, Looksmart, Infoseek, Snap!, Webcrawler, AOL Netfind, HotBot and AltaVista.

Plans for Future Operations and Marketing Strategy. In May, 1999, we began an e-commerce initiative with LinkShare, which we believe will enable us to establish various e-commerce relationships. We anticipate that we will market our services to the Internet community as a clearinghouse and an encyclopedia of quality Internet guides. We believe that monthly use of our website will continue to increase. Our website traffic increased by 1200 percent in the first quarter of 1999, and, during the period April 1, 1999 through and including June 30, 1999, our website generated 1,117,880 page views and 477,143 unique searches.

Our overall marketing plan is based on two separate promotional phases: (1) the Initial Site Launch Plan and (2) the Market Development Plan.

Initial Site Launch Plan. We anticipate that we will launch multiple online tactical programs to create awareness of our websites and services with the goal of inducing potential clients to visit our websites, where demonstrations of our products and services will be displayed. We believe that by keeping the information current, subscribers will return to our websites, the ultimate goal being increased usage over time.

We believe that more than 80% of all Internet searches originate through the top 8 guides. We intend to submit our website to those top 8 guides and to use an automated software package to submit the TopClick website to the other 1,000 guides on the Internet. Our objective is to build our website and brands into well-known Internet properties.

We intend to submit Topclick.com to the top 10 site award businesses on the Internet through the use of electronic press releases. We intend to use the same methods to submit Topclick.com to the Top 10 Cool Sites/What's New Sites website to gain further recognition with Internet customers. We anticipate that we will send out press releases to the principal media groups that cover the Internet such as ABC, CNN, and CBS, as well as to technology news suppliers such as PointCast. We also plan to provide automated announcements to specific interest groups at Internet chat environments and present our guide to mass community sites, such as Geocites, as a complimentary service which we believe will enhance the value of our products. We will concentrate on disseminating
information  about  our  products  and  services  to  specific   opinion-forming
communities, such as teachers and marketing professionals via e-mail announcements.

Market Development Plan. For new Internet customers, we plan to establish channel development programs to Internet service providers, cable companies, telephone companies, satellite companies and web television businesses, with the intention of placing a link to TopClick in their software, as a starting point for those new Internet users.

A "link" is a selectable connection from one word, picture, or information object to another on the Internet. The most common form of link is the highlighted word or picture that can be selected by the user (with a mouse or in some other fashion), resulting in the immediate delivery and view of another file. The highlighted object is often referred to as an "anchor". The anchor reference and the object referred to constitute a hypertext link. We anticipate that we will seek logo and linking arrangements with targeted sites. We intend to develop "tell-a-friend" extensions to the TopClick site to make it easy for existing users to electronically tell friends about our services.

Developing Site Traffic. We believe that we must develop volume traffic on our site in order to be successful. Once traffic volume has been established, we will become a distribution point for advertisers and will develop opportunities to participate in sponsorship agreements, electronic commerce agreements and joint marketing ventures. We intend to create our value by increasing the number of users to our website. We can give no assurance, however, that we will ever be valuable enough to be considered for acquisition. Initially, we will offer our products and services free to our customers, strategic partners and media partners.

In keeping with this strategy, we will concentrate our marketing efforts on increasing site traffic. Promotional space and other content on the site will be provided free to increase traffic. We intend to form relationships with the existing top Internet guides, including providing free content links to areas of their sites that those guides want to promote (for example, by providing free content links to the Yahoo Golf Guide). Through the use of free space inside the TopClick guide, we intend to encourage advertising contacts, media contacts and Internet guide contacts.

Name Identification. We have purchased additional domain names and will attempt to prevent third parties from adopting names similar to TopClick. We have entered into various domain name registration agreements for Topsearches.com, Mytopclick.com, Topclicking.com, Topclick-Inc.com, Topclickinc.com, Top-Clicks.net, Topclick.net, Topclicks.net, Topclicks.com, Top-click.com, Top-clicks.com, Top-click.net, Lookmarks.com with Network Solutions, Inc. ("NSI"). NSI is responsible for the registration of second-level Internet domain names in the top level COM, ORG, NET, and EDU domains. NSI registers these second-level domain names on a first come, first served basis. By registering a domain name, NSI does not determine the legality of the domain name registration, or otherwise evaluate whether that registration or use may infringe upon the rights of a third party. Effective February 25, 1998, NSI revised its domain name dispute policy which provides, among other things, that if a registrant files a civil action related to the registration and use of a domain name, and provides NSI with a copy of the file-stamped complaint, NSI will maintain the status quo of the domain name record pending a final or temporary decision of the court. In such cases, NSI will deposit control of the domain name into the registry of the court by supplying the registrant with the registry certificate for deposit. While the domain name is in the registry of the court, NSI will not make any changes to the domain name record unless ordered by the court.

We believe that this revision to NSI's domain name dispute policy will discourage frivolous claims against the domain names we hold. Domain name registrations are effective for 2 years and may be renewed year-to-year thereafter.

Expanding Internet Markets. Nua, one of Europe's leading online consultants and developers, estimates that there were approximately 100 million Internet users worldwide in January, 1998. According to a recent report in Computer Intelligence, the growth rate of Internet users may have increased by as much as 30% in 1998. We anticipate that we may benefit from that growth; however, we can provide no guaranty that such will occur.

North American Internet users represent more than 80% of all users. Until a year ago, almost 99% of the 13 million servers hooked to the Internet were distributed throughout North America, Western Europe and Japan. Internet advertising revenue has grown significantly since 1996, and, in 1998, approached the total advertising revenue for all domestic national newspaper revenues. Most analysts predict that this significant growth rate will continue through the year 2000. Netscape World recently predicted that Internet advertising revenues will surpass those of all domestic national newspaper revenues by this year. We should benefit from such growth; however, we can give no guaranty that we will so benefit.

State of Readiness for Y2K. We have performed an assessment of our information technology ("IT") systems as well as our non-IT systems relating to the Y2K problem. We evaluated all hardware and software for Y2K compliance by using sources from the Internet, by contacting manufacturers, and by contacting third party suppliers of phone systems and security systems. Additionally, we reviewed product documentation for Y2K compliance where such was available.

The workstations of our employees and subcontractors are Pentium Personal Computers, which utilize Windows 95 and Office 97+ software. We believe that our software is Y2K compliant. We have one additional workstation, which is also Y2K compliant.

Built on a UNIX platform, the server hardware and software for the webserver used to host and serve the TopClick website are also Y2K compliant. After conducting testing and evaluation, the we believe that our telephone system, our Network Hub, our power backup systems and our security system are all Y2K compliant. We replaced our facsimile machine, which was not Y2K compliant.

Cost to Address the Company's Y2K Issues. The only significant equipment replacement cost to the Company to become Y2K compliant was the cost of replacing the Company's facsimile machine, which cost approximately $400.00. We do not anticipate any additional upgrade, replacement, or equipment servicing charges to become Y2K compliant. We will monitor external service providers through the Year 2000 at a cost of approximately $85.00. Therefore, based on current estimates, the costs of addressing this issue are not expected to have a material adverse effect on our operations. We can not estimate the potential impact of the Y2K issue on our significant customers, vendors and suppliers at this time.

The Company's Contingency Plans. To prevent electrical failures from adversely affecting our operations, we perform regularly scheduled data backups and we have connected our computer system to backup power systems. Through the Year 2000, we will continue to communicate with our electrical and telecommunications providers to remain informed about (1) the status of such suppliers' Y2K compliance, and (2) the potential impact that the failure of these suppliers to become Y2K compliant will have on our operations.

Liquidity and Capital Resources. On or about January 28, 1999, we entered into a Financing Agreement with certain investors represented by Sonora Capital Corporation, a British Columbia corporation ("Sonora"). Other parties to the Financing Agreement were Peter Hough, Clive Barwin and James Decker, British Columbia residents; and Helpful By Design, Inc., a Canadian federal jurisdiction corporation ("HBD"). Chris Lewis, the Chief Executive Officer of the Company, was a significant shareholder of HBD, and Mr. Lewis was also a party to the Financing Agreement. TC is now our wholly- owned subsidiary. The investors represented by Sonora provided us with $2,000,000. Pursuant to the Financing Agreement, we acquired all of the shares of TopClick Corporation which, in turn, had previously acquired certain assets from E.Z.P.C. Canada Inc., which was incorporated on September 28, 1994, under the Canada Business Corporations Act with one common share owned by HBD.

As consideration for the exchange of the shares of TopClick Corporation, we issued 8 shares of our common stock for every 7 shares of TopClick Corporation's common stock. This exchange value was determined by negotiations with TopClick Corporation and Sonora, and was approved by a majority of the shareholders of TopClick Corporation. A copy of the Financing Agreement is filed as a material contract as Exhibit 10.1 to this Amendment No. 3 to the Company's Registration Statement on Form SB-2.

We believe we may be able to acquire additional financing at commercially reasonable rates; however, there can be no assurance that we will be able to obtain additional financing at commercially reasonable rates, or at all. We have expended, and will continue to expend in the future, substantial funds on the research and development of our products and services. Our failure to obtain additional financing, or to generate revenues from our Internet products and services, would significantly limit or eliminate our ability to fund our research and development, which would have a material adverse effect on our ability to continue to compete in our industry. Moreover, although we have significant cash reserves, we cannot continue to operate indefinitely without generating revenues. At present, our primary source of revenue is the sale of our securities.

Results of Operations. We have not yet realized any revenue from operations. In the year ended June 30, 1999, we expended $260,019 in software development costs, which represent costs relating to the development of our Internet website. We anticipate that these costs will be amortized upon the commercial exploitation of our Internet website. During the year ended June 30, 1999, we capitalized $10,075 of depreciation of our computer equipment as software development costs.

We experienced a net loss from our operating activities of $482,680 for the year ended June 30, 1999, and a net loss, after interest income and write-off of deferred charges, of $462,603, resulting in a loss per share of $0.04. This loss was further offset by foreign currency translation adjustments of $17,922, resulting in a comprehensive loss of $444,681 at June 30, 1999.

At June 30, 1999, we had cash of approximately $1,667,370 deposited with RBC Dominion Securities Ltd. ("RBCDS"), earning interest at 3.75% per annum. RBCDS is a leading debt and equity underwriter in Canada and a member of the Royal Bank Financial Group, a global financial services group.

Recent Developments. On June 4, 1999, we announced that we had added 20 Internet retailers to our e-commerce services in preparation for the TopClick Marketplace, a packaged e-commerce shopping service that will be offered on our homepage. Retail brands include Ameritech, Travelocity, Barnsandnoble.com, Priceline, and Reel.com, which have been made available through the affiliate network Be Free, Inc. On June 9, 1999, we announced that we had added Dell and Amazon.com to our e-commerce service. We recently joined the Amazon.com Associates Program, a leading selling program on the Internet, which we believe has more than 260,000 members. We are continuing discussions with additional Internet retailers and anticipate continuing to add established Internet retailers to our e-commerce shopping service.

Item 18. Description of Property

Property held by the Company. As of the dates specified in the following table, the Company held the following property:

================================================================================
                      Property                            September 30, 1999


         Cash                                                   $1,398,427
================================================================================

         Intellectual Property-software development               $303,521
--------------------------------------------------------------------------------

         Property and Equipment                                   $118,469
--------------------------------------------------------------------------------

We own the TopClick website and all proprietary software incidental to the operation thereof. We have purchased additional domain names similar to TopClick in an attempt to prevent third parties from exploiting the TopClick brand name. On or about August 3, 1998, TopClick Corporation purchased office furniture and communications systems to furnish our offices located at Suite 200, 1636 West 2nd Avenue, Vancouver, British Columbia, Canada V6J 1H4. TopClick Corporation acquired office workstations and fixtures with an inventory value on that date of $74,000 for the actual purchase price of $22,000; a Telecomms System for $14,000; 10 personal computers, a laptop computer, and servers, for $23,700; software and databases for $29,000; 3 printers and personal computer accessories for $6,500; and an office security system for $1,700. As of March 31, 1999, after deducting accumulated depreciation, we assigned a net book value of $54,285 to our computer equipment and $24,521 to our furniture and other office equipment.

We have become the successor-in-interest to TopClick (Canada) Inc.'s commercial lease for the premises located at Suite 200-1636 W. Second Avenue, Vancouver, British Columbia. That lease commenced August 1, 1998 and expires July 31, 2001, and consists of approximately 3,500 square feet designated for use as Internet software and related business offices. The annual base rental is approximately $29,000, paid in monthly installments and subject to typical common area charges and pro rata tax charges. We shall have the right to renew the lease for an additional 3 year period if the Company is not in default under the lease at the date of expiration.

Intellectual Property Strategy. We will attempt to protect our proprietary technology and domain names. We own any and all software that we develop and we retain the right to license our products to third parties. We may rely on a combination of copyright, NIS registration, trademark and trade secrecy laws, and confidentiality agreements with our employees and subcontractors, to protect our intellectual property rights.

We have a challenge unique to the software and computing industry. While it is possible to protect a product's "look and feel", it is almost impossible for a company to protect its Internet and software features and functions. This means that another organization may elect to use our products as prototypes or guides for their own development. This can drastically shorten a competitor's product development cycle. We intend to remain among the top innovators and most customer-focused providers of Internet information retrieval systems. This will require us to spend significant funds for continuing research and development. We regard our technology as proprietary and may attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods, and we plan to seek a patent with respect to certain aspects of our searching and indexing technology. We can give no assurance that any patents that may issue from these applications will be sufficiently broad to protect our technology. In addition, we can give no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted would provide us with proprietary protection. Failure of any patents to provide protection of our technology may make it easier for our competitors to offer technology equivalent to or superior to our technology.

We also anticipate entering into confidentiality or license agreements with our employees and consultants and controlling access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Web makes it virtually impossible to control the ultimate destination of our services. Policing unauthorized use of our technology is difficult. There can be no assurance that the steps we take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could have a material and adverse effect on our business.

We may receive notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online services we operate. Although we will investigate and respond to such claims, we can give no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us. Irrespective of the validity or the successful assertion of such claims, we will incur significant costs and attorney's fees.

Item 19. Certain Relationships and Related Transactions

Related Party Transactions. Pursuant to a Financing Agreement dated January 28, 1999, we acquired all of the shares of TopClick Corporation, a Delaware corporation which, in turn, had previously acquired certain assets from E.Z.P.C. Canada Inc., which was incorporated on September 28, 1994, under the Canada Business Corporations Act with one common share owned by Helpful By Design, Inc., a Canadian federal jurisdiction corporation ("HBD"). Chris Lewis, the Chief Executive Officer of the Company, was a significant shareholder of HBD. TopClick Corporation is now our wholly-owned subsidiary.

As consideration for the exchange of the shares of TopClick Corporation, we issued 8 shares of our common stock for every 7 shares of TopClick Corporation's common stock. This exchange value was determined by negotiations with TopClick Corporation and Sonora Capital Corporation, and was approved by a majority of the shareholders of TopClick Corporation.

On or about July 14, 1998, the name of E.Z.P.C. Canada, Inc., was changed to TopClick (Canada) Inc. In September, 1998, HBD sold the TopClick website and related assets, including the one common share of TopClick (Canada) Inc., to TopClick Corporation for the issuance of 7,000,000 shares of common stock of TopClick Corporation to HBD and forgiveness of indebtedness owed by HBD to TopClick (Canada) Inc. The TopClick website and related assets were valued by the Board of Directors of HBD ("HBD Board") at $700,000. The HBD Board valued the forgiveness of a debt in the amount of $480,000 in Canadian Dollars ("CDN$") at $315,789, at an exchange rate of approximately 1.52 CDN$ to one United States Dollar. The HBD Board believed that total consideration for the sale of the TopClick website and related assets was, therefore, approximately $1,015,789. As part of this transaction, TopClick Corporation agreed to convert the shares of preferred stock held by shareholders of TopClick (Canada) Inc. into shares of common stock of TopClick Corporation.

The September, 1998 transaction between the Company's wholly-owned subsidiary, TopClick Corporation, and HBD was not the result of arm's-length negotiations. However, the real cost to HBD of designing, developing and building the TopClick website, assembling the development personnel, and developing a business plan and strategy for the TopClick website, during a period of approximately 18 months, was approximately CDN$1,000,000. Therefore, the sale resulted in a profit of approximately 50% to HBD. As specified previously herein, a significant number of shares of HBD were owned by Chris Lewis, the Chief Executive Officer of the Company.

Item 20. Market for Common Equity and Related Stockholder Matters

We participate in the OTC Bulletin Board, an electronic quotation system for securities not traded on a securities exchange. Our common stock trades on the OTC Bulletin Board under the trading symbol "TOCK". This market is extremely limited and the prices for our common stock quoted by brokers is not necessarily a reliable indication of the value of our common stock.

The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Services and the NASD Non-NASDAQ Bulletin Board. Quotations indicate inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

            Year             Period            High              Low

            1998             Fourth Quarter    $0.2969           $0.25

            1999             First Quarter     $5.375            $0.2969
                             Second Quarter    $4.500            $1.8125
                             Third Quarter     $2.0625           $0.4062

After consummation of the financing transaction with Sonora and other parties, as specified at length herein in the section entitled Development of the Company and Related Party Transactions, Sonora conducted a six-week investor relations promotional campaign which increased our visibility to the retail investment community, resulting in increased sales of our common stock. There are now approximately 2,000 holders of our common stock. There have been no cash dividends declared on our common stock since the Company's inception. Dividends will be declared at our sole discretion.

Item 21. Executive Compensation - Remuneration of Directors and Officers.

Any compensation received by officers, directors, and management personnel of the Company will be determined from time to time by our Board of Directors. Officers, directors, and management personnel of the Company will be reimbursed for any out-of-pocket expenses incurred on behalf of the Company.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to the Company payable to the Chief Executive Officer of the Company and the other executive officers of the Company whose total annual salary and bonus is anticipated to exceed $50,000 during the year ending December 31, 1999. Our Board of Directors has adopted an incentive stock option plan for its executive officers which may result in additional compensation.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION
                     ---------------------------------------

             Name                                                         Other Annual           All Other
   and Principal Position           Year     Salary($)     Bonus($)       Compensation($)     Compensation($)
   ----------------------           ----     ---------     --------       ---------------     ---------------

Chris Lewis,                        1999     $144,000        None              None            Stock options*
President and Chief Executive
Officer

Terry Livingstone                   1999      $100,000       None              None            Stock options*
Chief Operating Officer

*Chris Lewis has been granted options to acquire 225,000 shares of our common stock and Terry Livingstone has been granted options to acquire 25,000 shares of our common stock at $1.00 per share.

Compensation of Directors. Our Board of Directors has approved a stock option and compensation plan for non-employee directors (that is, directors who do not also serve as executive officers of the Company). We anticipate that those non-employee directors shall receive shares of our common stock worth $5,000 each quarter, and an additional $1,250 per quarter designated as a "meeting attendance fee". Therefore, the total compensation paid to each non-employee director shall be equivalent to $25,000 annually. We do not presently have any non-employee directors.

Beginning in the first quarter of 1999, Chris Lewis, the President and a director of the Company, has received $12,000 per month as compensation for his services as a director and executive officer, and Mr. Livingstone has received approximately $8,350 per month as compensation for his services as an executive officer.

Item 22. Financial Statements

                          TOPCLICK INTERNATIONAL, INC.

                      (Formerly Galveston Oil & Gas, Inc.)
                          (A Development Stage Company)

                          CONSOLIDATED FINANCIAL SHEETS

              AS OF JUNE 30, 1999 AND 1998, AND FOR THE YEAR ENDED

                 JUNE 30, 1999 AND THE PERIOD FROM MAY 15, 1998

                          (INCEPTION) TO JUNE 30, 1998

                             (UNITED STATES DOLLARS)

                          TOPCLICK INTERNATIONAL, INC.

                      (Formerly Galveston Oil & Gas, Inc.)
                          (A Development Stage Company)

                          CONSOLIDATED FINANCIAL SHEETS

              AS OF JUNE 30, 1999 AND 1998, AND FOR THE YEAR ENDED

                 JUNE 30, 1999 AND THE PERIOD FROM MAY 15, 1998

                          (INCEPTION) TO JUNE 30, 1998

                             (UNITED STATES DOLLARS)

                                                                           PAGE

REPORT OF INDEPENDENT AUDITORS

CONSOLIDATED BALANCE SHEETS                                                  1

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                              2

CONSOLIDATED STATEMENTS OF OPERATIONS                                        3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS                                4

CONSOLIDATED STATEMENTS OF CASH FLOWS                                      5-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                7-13

                         [LETTERHEAD OF BUCKLEY DODDS]
================================================================================
Chartered Accountants


                         REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Shareholders
Of Topclick International, Inc.

We have audited the accompanying consolidated balance sheet of Topclick International, Inc. (Formerly Galveston Oil & Gas, Inc.) (a development stage company) as at June 30, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 1999 and for the period from May 15, 1998 (inception) to June 30, 1998. These consolidated financial statements are the responsibility on the Company's management. Our responsibility is to express an opinion on theses consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as at June 30, 1999 and 1998 and the consolidated results of its operations, shareholders' equity and cash flows for the year ended June 30, 1999 and for the period from May 15, 1998 (inception) to June 30, 1998, in conformity with generally accepted accounting principles in the United States of America.


Vancouver, BC                                              /s/ Buckley Dodds
September 1,  1999                                         Chartered Accountants

                          TOPCLICK INTERNATIONAL, INC.
                      (Formerly Galveston Oil & Gas, Inc.)
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS
                          AS AT JUNE 30, 1999 AND 1998


                                     ASSETS

                                                                       June 30,           June 30,
                                                                         1999               1998
CURRENT
    Cash  (Note 4)                                                    $ 1,702,291        $    55,737
    Goods and Services Tax  Receivable                                     16,414               --
                                                                      -----------        -----------

                                                                        1,718,705             55,737

PROPERTY, PLANT AND EQUIPMENT ( Note 3)                                    78,324               --
SOFTWARE DEVELOPMENT COSTS (Note 5)                                       260,019               --
                                                                      -----------        -----------

                                                                      $ 2,057,048        $    55,737
                                                                      ===========        ===========
                                   LIABILITIES

CURRENT
        Accounts payable                                              $    23,569        $     2,100
        Due to director                                                       450                100
                                                                      -----------        -----------

                                                                      $    24,019        $     2,200
                                                                      -----------        -----------
                              SHAREHOLDERS' EQUITY

Preferred shares, $.001 par value, 20,000 shares
   authorized, none issued and outstanding
Common shares, $.001 par value, 99,980,000 shares
  authorized, 13,407,473 and 2,450,000 issued and outstanding              13,407              2,502

Additional paid - in capital                                            2,465,714             69,029
Cumulative translation adjustment                                          17,922               --
Deficit accumulated during development stage                             (464,014)           (17,994)
                                                                      -----------        -----------

                                                                        2,033,029             53,537
                                                                      -----------        -----------

                                                                      $ 2,057,048        $    55,737
                                                                      ===========        ===========

                          TOPCLICK INTERNATIONAL, INC.
                     (Formerly Galveston Oil and Gas, Inc.)
                          (A Development Stage Company)
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        FOR THE YEAR ENDED JUNE 30, 1999
       AND FOR THE PERIOD FROM MAY 15, 1998 (INCEPTION) TO JUNE 30, 1998

                                                                      TOPCLICK INTERNATIONAL, INC.
                                                                      (Formerly Galveston
                                        TOPCLICK CORPORATION          Oil & Gas, Inc.)
                                        Common          Common        Common       Common
                                        Shares          Stock         Shares       Stock
                                        --------------------------------------------------------
Balance, May 15, 1998 (inception)             --             --        2,450,000   $     2,450

Net loss for the period                       --             --             --            --
                                        --------------------------------------------------------

Balance, June 30, 1998                        --             --        2,450,000         2,450

Issued for acquisition of internet
Property                                 6,972,774        148,550           --            --

Issued for acquisition of Topclick
(Canada) Inc.                              514,929         51,758           --            --

Issued for services rendered                20,000         20,000           --            --

Issued for cash                            192,297        255,490           --            --

Issued and surrendered in
Acquisition of Topclick
International, Inc. (reverse merger)    (7,700,000)      (475,798)     8,800,000         8,800

Issued for cash                               --             --        2,157,473         2,157

Cumulative translation adjustment             --             --             --            --

Net loss for the period                       --             --             --            --
                                        --------------------------------------------------------

Balance, June 30, 1999                        --      $      --       13,407,473   $    13,407
                                        --------------------------------------------------------
                                                                   DEFICIT
                                                                   ACCUMULATED   TOTAL
                                        ADDITIONAL   CUMULATIVE    DURING THE    SHAREHOLDERS'
                                        PAID-IN      TRANSLATION   DEVELOPMENT   EQUITY
                                        CAPITAL      ADJUSTMENT    STAGE         (DEFICIT)
                                       -------------------------------------------------------
Balance, May 15, 1998 (inception)      $    17,456          --         (16,583)         3,323

Net loss for the period                       --            --          (1,411)        (1,411)
                                       -------------------------------------------------------

Balance, June 30, 1998                      17,456          --         (17,994)         1,912

Issued for acquisition of internet
Property                                      --            --            --          148,550

Issued for acquisition of Topclick
(Canada) Inc.                                 --            --            --           51,758

Issued for services rendered                  --            --            --           20,000

Issued for cash                               --            --            --          255,490

Issued and surrendered in
Acquisition of Topclick
International, Inc. (reverse merger)       450,415          --          16,583           --

Issued for cash                          1,997,843          --            --        2,000,000

Cumulative translation adjustment             --          17,922          --           17,922

Net loss for the period                       --            --        (462,603)      (462,603)
                                       -------------------------------------------------------

Balance, June 30, 1999                 $ 2,465,714   $    17,992   $  (464,014)   $ 2,330,029
                                       -------------------------------------------------------

        See accompanying notes to the consolidated financial statements

                          TOPCLICK INTERNATIONAL, INC.
                      (Formerly Galveston Oil & Gas, Inc.)
                      CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE YEAR ENDED JUNE 30, 1999 AND FOR THE PERIOD
                 FROM MAY 15, 1998 (INCEPTION) TO JUNE 30, 1998


                                                                 Period from
                                                                  May 15,1998
                                              Year ended          (Inception)
                                               June 30,           to June 30,
                                                 1999                1998
 EXPENSES
         Contract fees                       $    193,264        $       --
         Accounting and legal                      79,674               1,379
         Consulting fees                           33,789                --
         Investment referral fees                  27,394                --
         Wages and benefits                        25,643                --
         Office expenses                           22,174                --
         Rent                                      22,127                --
         Meals and entertainment                   14,503                --
         Internet services                         13,210                --
         Travel                                    12,014                --
         Software                                   8,941                --
         Telephone                                  8,524                --
         Education                                  6,039                --
         Automobile                                 4,775                --
         Advertising                                4,603                --
         Depreciation                               2,360                --
         Utilities                                  1,759                --
         Insurance                                  1,582                --
         Interest and bank charges                    305                  32
--------------------------------------------------------------------------------
                                                  482,680               1,411

 LOSS FROM OPERATIONS                            (482,680)             (1,411)
--------------------------------------------------------------------------------

 OTHER ITEMS
         Interest income                           24,055                --
         Write-off deferred charges                (3,978)               --
--------------------------------------------------------------------------------
                                                   20,077                --

 NET LOSS FOR THE PERIOD                     $   (462,603)       $     (1,411)
--------------------------------------------------------------------------------

 LOSS PER SHARE                              $      (0.04)       $      (0.00)
--------------------------------------------------------------------------------

 WEIGHTED AVERAGE SHARES                       12,000,682           2,450,000
                                             ============        ============

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                  CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
               FOR THE YEAR ENDED JUNE 30, 1999 AND FOR THE PERIOD
                 FROM MAY 15, 1998 (INCEPTION) TO JUNE 30, 1998


                                                               Period from
                                                               May 15, 1998
                                                   Year ended  (Inception)
                                                    June 30,    to June 30,
                                                      1999        1998

NET LOSS FOR THE PERIOD                            $(462,603)   $  (1,411)

OTHER COMPREHENSVIE INCOME (LOSS) , Net of tax:
        Foreign currency translation adjustments      17,922         --
--------------------------------------------------------------------------------

COMPREHENSIVE LOSS FOR THE PERIOD                  $(444,681)   $  (1,411)
                                                   =========    =========

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEAR ENDED JUNE 30, 1999 AND FOR THE PERIOD
                 FROM MAY 15, 1998 (INCEPTION) TO JUNE 30, 1998

                                                                                               Period from
                                                                                              May 15, 1998
                                                                       Year ended              (Inception)
                                                                         June 30,              to June 30,
                                                                           1999                   1998
CASH PROVIDED BY (USED FOR)
        OPERATING ACTIVITIES
               Net (loss) for the period                               $  (462,603)            $    (1,411)
               Items not involving cash:
               Write-off of deferred charges                                 3,978                    --
               Depreciation                                                  2,360                    --
               Issuance of shares for contract fees                         20,000                    --
               Changes in non-cash working capital                                                    --
               Accounts payable                                             21,469                   2,100
               Goods and Services Tax receivable                           (16,414)                   --
               Due to director                                                 350                     100
----------------------------------------------------------------------------------------------------------
                                                                          (430,860)                    789

       FINANCING ACTIVITIES
               Proceeds from Issuance of common stock                    2,269,567                  51,625
----------------------------------------------------------------------------------------------------------

                                                                         2,269,567                    --
        INVESTING ACTIVITIES

               Acquisition of property, plant and equipment                (90,759)                   --
               Software development costs                                 (101,394)                   --
----------------------------------------------------------------------------------------------------------
                                                                          (192,153)                   --

INCREASE IN CASH                                                         1,646,554                  52,414
                                                                         ---------             -----------


CASH,  BEGINNING OF PERIOD                                                  55,737                   3,323
                                                                         ---------             -----------

CASH,  END OF PERIOD                                                   $ 1,702,291             $    55,737
----------------------------------------------------------------------------------------------------------

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1999
                               AND FOR THE PERIOD
                 FROM MAY 15, 1998 (INCEPTION) TO JUNE 30, 1998

                                                                                                      Period from
                                                                                                      May 15, 1998
                                                                                     Year ended       (Inception)
                                                                                       June 30,        to June 30,
                                                                                        1999              1998
Interest Paid                                                                         $    --            $  --
Income taxes paid                                                                          --               --
---------------------------------------------------------------------------------------------------------------

                                                                                      $    --            $  --
---------------------------------------------------------------------------------------------------------------

     Supplemental Disclosure of Non-Cash Investing and Financing Information

Acquisition of assets for issuance of common stock:

                 Software development costs                                           $ 148,550          $  --
                 Topclick (Canada) Inc.                                                  51,758             --
                 Issuance of common stock                                              (200,308)            --
---------------------------------------------------------------------------------------------------------------
                                                                                      $    --            $  --
---------------------------------------------------------------------------------------------------------------

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998


NOTE 1    BUSINESS DESCRIPTION

          Topclick International, Inc. (formerly Galveston Oil & Gas, Inc. ) (a development stage company), "the Company", was incorporated on October 3, 1996 under the laws of the state of Delaware in United States of America. Pursuant to the agreement described in Note 7, the Company had a change of control, as such, the nature of the business is changed from development of oil and gas properties to the business of operating an Internet Website.

          Topclick International, Inc. purchased 100% of Topclick Corporation pursuant to the stock exchange agreement dated February 10, 1999. This has been accounted for as a reverse acquisition of the Company by Topclick Corporation.

          Topclick Corporation was incorporated under the laws of Delaware on July 8, 1998. Effective July 8, 1998, Topclick Corporation acquired 100% of Topclick (Canada) Inc. which is a company under common control and as such the business combination has been accounted for at historical costs in a manner similar to that in a pooling of interests.

          Topclick (Canada) Inc. was incorporated under the laws of the Canada Business Corporation Act and commenced operations (deemed date of inception) on May 15, 1998.

          In addition, Topclick Corporation purchased certain Internet assets from Helpful by Design Inc. which is also under common control. This has been accounted for at predecessor historical costs.

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements are expressed in U.S. Dollars, have been prepared in accordance with accounting principles generally accepted in United States and include the following significant accounting policies:

          Consolidation

          The consolidated financial statements of the Company include the accounts of the Company and the consolidated accounts of its wholly-owned subsidiary Topclick Corporation. The consolidated financial statements of Topclick Corporation also include accounts of its wholly-owned subsidiary, Topclick (Canada) Inc. All significant inter-company transactions have been eliminated.

          As described in Note 7, Topclick International, Inc. acquired all of the outstanding common shares of Topclick Corporation. For accounting purposes, the acquisition has been treated as the acquisition of Topclick International, Inc. with Topclick Corporation as the acquiror (reverse acquisition). The historical financial statements prior to February 10, 1999 are those of Topclick Corporation consolidated. Pro-forma information giving effect to the acquisition as if the acquisition took place May 15, 1998 is not presented as the effects are immaterial.

          i) The consolidated financial statements of the combined entities are issued under the name of the legal parent (Topclick International, Inc.) but are considered a continuation of the financial statements of the legal subsidiary (Topclick Corporation).

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

          ii) As Topclick Corporation is deemed to be the acquiror for accounting purposes, its assets and liabilities are included in the consolidated financial statements at their historical carrying values in the accounts of Topclick International Inc.

          Accounting Estimates

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilites and disclosures in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

          Property, plant and equipment

          Property, plant and equipment are recorded at costs and are amortized in the following manner:

                Computers                       30% declining balance
                Furniture and equipment         20% declining balance

          In the year of acquisition, depreciation is calculated at one-half of the above-noted rates.

          Software Development Costs

          Software development costs represent costs relating to the development of the Internet website. These costs will be amortized upon the commercialization of the Internet website, over three years due to the nature of business in the of software technology industry.

          Loss Per Share

          Loss per share is provided in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS), "Earnings Per Share". Due to the Company's simple capital structure, only basic loss per share is presented. Basic loss per share is computed by dividing loss available to common shareholders by weighted average number of common shares outstanding for the period.

          Foreign currency translation

          The Company uses the local currency (Canadian Dollars) as the functional currency. Assets and liabilities dominated in the foreign functional currency are translated at the exchange rate of the balance sheet date. Translation adjustments are recorded as a separate component of the shareholders' equity. Revenues and expenses demoninated in foreign currency are translated at the weighted average exchange for the period.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Income Taxes

          The Company accounts for income taxes using the liability method. Under this method deferred income tax liabilities and assets are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or reduction of expenses between financial and tax reporting. Deferred tax assets and/or liabilities are classified as current and noncurrent based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NOTE 3    PROPERTY, PLANT AND EQUIPMENT


                                 Accumulated       Net Book
                     Cost        Depreciation        Value       Depreciation
                    ---------------------------------------------------------
 Computer           $67,166        $10,075          $57,091         $10,075
 Furniture and
   Equipment         23,593          2,360           21,233           2,360
                    -------------------------------------------------------

                    $90,759        $12,435          $78,324         $12,435
                    -------------------------------------------------------


          During the year ended June 30, 1999, $10,075 of depreciation of the computer was capitialized as software development costs.

NOTE 4    CASH

          At June 30, 1999, approximately $1,667,370 of the total cash is deposited with RBC Dominion Securities Limited (RBC). It carries interest at 3 3/4 per annum. It is management's intention to utilize this account as part of its operating bank account. RBC is Canada's leader in the investment industry. It is the leading debt and equity underwriter in Canada and is a member of the Royal Bank Financial Group. The Royal Bank is Canada's premier global financial services group with leading market share in personal and business banking, corporate and investment banking, and wealth management.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

NOTE 5    ACQUISITION OF SOFTWARE DEVELOPMENT COSTS (Continued)

          a) Effective July 8, 1998 and pursuant to the terms of the acquisition agreement dated September 15, 1998, Topclick Corporation (the legal subsidiary) acquired the Internet property from Helpful By Design Inc., a company under common control of a controlling shareholder of Topclick Corporation. The consideration given was 6,972,774 common shares. The software development costs acquired by Topclick Corporation from Helpful By Design Inc. are recorded at processor's costs of $148,550.


          b) Pursuant to the same agreement as above, Topclick Corporation acquired 100% of the outstanding shares of Topclick (Canada) Inc. from Helpful by Design Inc. for the issuance of 514,929 common shares of Topclick Corporation. The shares issued have been recorded at the amount of the net assets of Topclick (Canada) Inc. at the date of acquisition.

               The net assets of Topclick (Canada) Inc. at date of acquisition consists of the following:

               Cash                               $ 37,158
               Receivable                           16,000
               Accounts payable                     (1,400)
                                                  --------

                                                  $ 51,758
                                                  --------

               The above transaction between entities under common control has been accounted for at historical cost in a manner similar to that in a pooling of interests.

NOTE 6         REVERSE MERGER

               Pursuant to the stock exchange agreement dated February 10, 1999, the Company issued eight common shares in exchange for every seven common shares of Topclick Corporation. Therefore, at February 23, 1999 (closing date), a total of 8,800,000 common shares were issued by the Company in exchange for 7,700,000 outstanding common shares if Topclick Corporation.

               As a result of the above transactions, the Company legally controls Topclick Corporation. However, in substance, the shareholders of Topclick Corporation control the Company with an ownership of approximately 71% of its outstanding common shares.


NOTE 7         SHARES ISSUED FOR SERVICES RENDERED

               During the year, Topclick Corporation (legal subsidiary) issued 20,000 common shares to an individual for the fair value of services rendered in connection with conducting quality controls to the internet website of Topclick (Canada) Inc. (its wholly-owned subsidiary). The shares issued been recorded at the value of the services rendered.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998


NOTE 8    FINANCIAL INSTRUMENTS

          The Company's financial assets and liabilities consist of cash, Goods Services Tax receivable, accounts payable, the terms and conditions of which have been described in the preceding notes.

          Credit risk arises from the potential that a debtor will fail to perform its obligations. The Company is subject to credit risk through its cash deposits. However, these cash deposits are placed in a well-capitalized, high quality financial institution (Note 4). Accordingly, concentrations of credit risk are considered to be minimal.

          Interest rate risk is the risk to the Company's earnings that would arise from fluctuations in interest rates, and would depend of the volatility of these rates. The Company's borrowings from external parties is not substantial. Accordingly, its interest rate risk is considered to be minimal.

          Financial risk is the risk to the Company's earnings that would arise from fluctuations in interest rates and foreign exchange rates, and would depend on the volatility of these rates. The Company does not use derivative instruments to reduce its exposure to interest and foreign currency risk on its cash deposits held in Canadian funds.


NOTE 9    UNCERTAINTY DUE TO THE YEAR 2000 ISSUE  (Unaudited)

          The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor error to significant system failure which could affect an entity's ability to conduct normal business operations. Management believes they have taken appropriate course of action to ensure that the Company's technologies are Year 2000 compliant. However, it is not possible to be certain that all aspects of the Year 2000 issue effecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998


NOTE 10   DEFERRED INCOME TAXES

          Significant components of the Company's deferred income taxes and liabilities at June 30, 1999 and 1998 are as follows:

                Deferred income tax asset
                        Net operating loss                                               $(482,680)          $  --
                        Other                                                               20,077              --
                                                                                         ---------           -----

                                                                                           462,603              --
               Total deferred income tax asset
                   valuation allowance                                                     462,603              --
                                                                                         ---------           -----

               Net deferred income tax liability                                         $      --           $  --
                                                                                         ---------           -----

               Reconciliation's of the effective tax rate to the Canadian statutory rate is as follows:

                   Tax expense at Canadian statutory rate                                     45.6%           45.6%
                   Change in valuation allowance                                             (45.6%)         (45.6%)
                                                                                         ---------           -----

                   Effective income tax rate                                                   - %             - %
                                                                                         ---------           -----

          The  company  has  Canadian  net  operating  loss   carryforwards   of
          approximately $462,603 that expire in 2006.

          The Company operates its business in its Canadian subsidiary Topclick (Canada) Inc. and as such has losses carried forward for Canadian income tax purposes.

NOTE 11   CONTINGENCIES

          The Company is the subject of a lawsuit by an individual who is claiming ownership interest in common stock of Helpful By Design Inc.
          (HBD). HBD sold certain assets, including a website to Topclick Corporation. As described in note 6 there was a share exchange between Topclick Corporation and the Company that resulted in the Company legally controlling Topclick Corporation.

          The individual has filed a lawsuit in the Supreme Court of British Columbia seeking the force conversion of approximately 500,000 HBD shares of its .001 par value common stock into shares of the Company's .001 par value common stock.

          It is not possible to estimate the amount of a contingent loss in respect of this legal action. The impact on earnings per share is not material.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998


NOTE 12   COMMITMENTS

          The Company has commitments under certain contracts of employment and consulting agreements as follows:

                                  2000           $  88,970

          Further, contracts of employment and consulting agreements call for the granting of stock options to the individuals under contract. The option agreement have not been formally prepared and signed at June 30, 1999 as management is in the process of creating a formal Stock Option Plan.

          Options for the issuance of 776,000 shares of the company are committed to be granted upon the creation of the Stock Option Plan at a price less than $1.00 per share to be determined at the time of the granting of the options.


NOTE 13   COMPARATIVE FIGURES

          The comparative figures have been reclassified to conform with the presentation adopted in the current period.

                          TOPCLICK INTERNATIONAL, INC.

                      (Formerly Galveston Oil & Gas, Inc.)
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

        AS OF SEPTEMBER 30, 1999 AND 1998, AND FOR THE THREE MONTHS ENDED

          SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM MAY 15, 1998

                        (INCEPTION) TO SEPTEMBER 30, 1999

                             (UNITED STATES DOLLARS)

                                    Unaudited

                          TOPCLICK INTERNATIONAL, INC.

                      (Formerly Galveston Oil & Gas, Inc.)
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

        AS OF SEPTEMBER 30, 1999 AND 1998, AND FOR THE THREE MONTHS ENDED

          SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM MAY 15, 1998

                        (INCEPTION) TO SEPTEMBER 30, 1999

                             (UNITED STATES DOLLARS)

                                    Unaudited

NOTICE TO READER

CONSOLIDATED BALANCE SHEET                                         PAGE        1

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY                                 2

CONSOLIDATED STATEMENT OF OPERATIONS                                           3

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS                                   4

CONSOLIDATED STATEMENT OF CASH FLOWS                                         5-6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                              7-13

                                NOTICE TO READER

We have compiled the consolidated balance sheet of Topclick International, Inc. as at September 30, 1999 and 1998 and the consolidated statements of operations, deficit and cash flows for the three months then ended, as well as the period from May 15, 1998 (Inception) to September 30, 1999, from information provided by management. We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information. Readers are cautioned that these statements may not be appropriate for their purposes.

These consolidated financial statements reflect all adjustments which management considers necessary in order to make the financial statements not misleading.

Vancouver, BC.                                             "BUCKLEY DODDS"
November 4, 1999                                           Chartered Accountants


                                       1.

                          TOPCLICK INTERNATIONAL, INC.
                      (Formerly Galveston Oil & Gas, Inc.)
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET
                        AS OF SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice to Reader)

                                     ASSETS
                                                                     September 30,       September 30,
                                                                         1999                1998
CURRENT
        Cash  (Note 4)                                               $ 1,398,427         $    19,099
        Goods and Services Tax  Receivable                                25,029               4,280
        Prepaid rent                                                       4,815                --
                                                                     -----------         -----------
                                                                       1,428,271              23,379

PROPERTY, PLANT AND EQUIPMENT ( Note 3)                                  118,469              29,642
SOFTWARE DEVELOPMENT COSTS (Note 5)                                      303,521                --
                                                                     -----------         -----------
                                                                     $ 1,850,261         $    53,021
                                                                     ===========         ===========
                                   LIABILITIES

CURRENT
        Accounts payable                                             $    12,579         $     4,453
                                                                     -----------         -----------

                              SHAREHOLDERS' EQUITY

Preferred shares, $.001 par value, 20,000 shares
   authorized, none issued and outstanding
Common shares, $.001 par value, 99,980,000 shares
  authorized, 13,407,473 and 2,450,000 issued and outstanding             13,407               2,450

Additional paid - in capital                                           2,465,714              66,198
Cumulative translation adjustment                                         27,562                --
Deficit accumulated during development stage                            (669,001)            (20,080)
                                                                     -----------         -----------
                                                                       1,837,682              48,568
                                                                     -----------         -----------
                                                                     $ 1,850,261         $    53,021
                                                                     ===========         ===========

                                       3.

                          TOPCLICK INTERNATIONAL, INC.
                      (Formerly Galveston Oil & Gas, Inc.)
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                           FOR THE THREE MONTHS ENDED
    SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM MAY 15, 1998 (INCEPTION)
                              TO SEPTEMBER 30, 1999
                       (Unaudited - See Notice to Reader)

                                                                                       Period from
                                             Three months         Three months         May 15, 1998
                                                 Ended                ended            (Inception)
                                             September 30,        September 30,      to September 30,
                                                 1999                 1998                1999
EXPENSES

        Contract fees                     $     71,920         $       --           $    265,184
        Accounting and legal                    26,726                3,519              107,779
        Travel                                  21,691                 --                 33,705
        Advertising                             20,001                 --                 24,604
        Wages and benefits                      19,687                 --                 45,330
        Internet services                       10,692                 --                 23,902
        Rent                                    10,152                 --                 32,279
        Securities filing fees                   6,176                 --                  6,176
        Office expenses                          5,813                 --                 27,987
        Meals and entertainment                  3,254                 --                 17,757
        Telephone                                2,166                 --                 10,690
        Consulting fees                          2,007                 --                 35,796
        Depreciation                             1,582                 --                  3,942
        Automobile                               1,295                 --                  6,070
        Insurance                                  799                 --
                                                                                           2,381
        Interest and bank charges                  370                   57                  707
        Utilities                                  271                 --                  2,030
        Software                                   252                 --                  9,193
        Education                                  157                 --                  6,196
                                                                                    ------------
        Investment referral fees                  --                   --                 27,394
------------------------------------------------------------------------------------------------
                                               205,011                3,576              689,103

LOSS FROM OPERATIONS                          (205,011)              (3,576)            (689,103)
------------------------------------------------------------------------------------------------

OTHER ITEMS
        Interest income                             24                   79               24,080

        Write-off deferred changes                --                   --                 (3,978)
------------------------------------------------------------------------------------------------

                                                    24                3,497               20,102

NET LOSS FOR THE PERIOD                   $   (204,987)        $     (3,497)            (669,001)
------------------------------------------------------------------------------------------------

LOSS PER SHARE                            $      (0.01)        $      (0.00)
                                          ------------

WEIGHTED AVERAGE SHARES                     13,407,473            2,450,000
                                          ============         ============


                                       4.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                  CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                           FOR THE THREE MONTHS ENDED
    SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM MAY 15, 1998 (INCEPTION)
                              TO SEPTEMBER 30, 1999
                       (Unaudited - See Notice to Reader)

                                                                                          Period from
                                                       Three months    Three months      May 15, 1998
                                                          Ended           ended          (Inception)
                                                       September 30,   September 30,    to September 30,
                                                           1999            1998              1999

NET LOSS FOR THE PERIOD                                $(204,987)       $  (3,497)        $(669,001)

OTHER  COMPREHENSVIE INCOME (LOSS) , Net of tax:
          Foreign currency translation adjustments        27,692             --              27,692
--------------------------------------------------------------------------------------------------------
COMPREHENSIVE LOSS FOR THE PERIOD                      $(177,295)       $  (3,497)        $(641,309)
                                                       =========        =========         =========


                                       5.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           FOR THE THREE MONTHS ENDED
    SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM MAY 15, 1998 (INCEPTION)
                              TO SEPTEMBER 30, 1999
                       (Unaudited - See Notice to Reader)

                                                                                                     Period from
                                                               Three months         Three months     May 15, 1998
                                                                  Ended                ended          (Inception)
                                                               September 30,        September 30,   to September 30,
                                                                  1999                  1998             1999
CASH PROVIDED BY (USED FOR)
        OPERATING ACTIVITIES
         Net (loss) for the period                           $  (204,987)        $    (3,497)        $  (669,001)
        Items not involving cash:
                 Depreciation                                      1,582                --                 3,942
          Write-off of deferred charges                             --                  --                 3,978
          Issuance of shares for contract fees                      --                  --                20,000
           Changes in non-cash working capital                                          --
           Accounts payable                                       10,990               4,453              12,579
           Goods and Services Tax receivable                      (8,615)               --               (25,029)
          Due to director                                           (450)                100                --
           Paid rent                                              (4,815)               --                (4,815)
--------------------------------------------------------------------------------------------------------------------
                                                                (206,295)              1,056            (658,346)
FINANCING ACTIVITIES
               Proceeds from issuance of common stock               --                44,362           2,343,172
--------------------------------------------------------------------------------------------------------------------
                                                                    --                44,362           2,343,172
        INVESTING ACTIVITIES
               Acquisition of property, plant
                   and equipment                                 (47,183)            (29,642)           (137,942)

               Software development costs                        (50,386)               --              (151,780)
--------------------------------------------------------------------------------------------------------------------
                                                                 (97,569)            (29,642)           (289,722)

 (DECREASE) INCREASE IN CASH                                    (303,864)             15,776           1,395,104

CASH,  BEGINNING OF PERIOD                                     1,702,291               3,323               3,323
                                                             -----------         -----------         -----------

CASH,  END OF PERIOD                                         $ 1,398,427         $    19,099         $ 1,398,427
--------------------------------------------------------------------------------------------------------------------


                                       6.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           FOR THE THREE MONTHS ENDED
    SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM MAY 15, 1998 (INCEPTION)
                              TO SEPTEMBER 30, 1999
                       (Unaudited - See Notice to Reader)

                                                                                                Period from
                                                          Three months         Three months    May 15, 1998
                                                             Ended                ended         (Inception)
                                                          September 30,        September 30,  to September 30,
                                                             1999                  1998             1999
Interest Paid                                             $    --               $    --         $    --
Income taxes paid                                              --                    --              --

                                                          $    --               $    --         $    --
--------------------------------------------------------------------------------------------------------------
    Supplemental Disclosure of Non--Cash Investing and Financing Information

Acquisition of assets for issuance of common stock:

                 Software development costs               $    --               $    --         $ 148,550
                 Topclick (Canada) Inc.                        --                    --            51,758
                 Issuance of common stock                      --                    --          (200,308)
--------------------------------------------------------------------------------------------------------------
                                                          $    --               $    --         $    --

                                       7.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice to Reader)

NOTE 1    BUSINESS DESCRIPTION

          Topclick International, Inc. (formerly Galveston Oil & Gas, Inc. ) (a development stage company), "the Company", was incorporated on October 3, 1996 under the laws of the state of Delaware in United States of America. Pursuant to the agreement described in Note 7, the Company had a change of control, as such, the nature of the business is changed from development of oil and gas properties to the business of operating an Internet Website.

          Topclick International, Inc. purchased 100% of Topclick Corporation pursuant to the stock exchange agreement dated February 10, 1999. This has been accounted for as a reverse acquisition of the Company by Topclick Corporation.

          Topclick Corporation was incorporated under the laws of Delaware on July 8, 1998. Effective July 8, 1998, Topclick Corporation acquired 100% of Topclick (Canada) Inc. which is a company under common control and as such the business combination has been accounted for at historical costs in a manner similar to that in a pooling of interests.

          Topclick (Canada) Inc. was incorporated under the laws of the Canada Business Corporation Act and commenced operations (deemed date of inception) on May 15, 1998.

          In addition, Topclick Corporation purchased certain Internet assets from Helpful by Design Inc. which is also under common control. This has been accounted for at predecessor historical costs.

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements are expressed in U.S. Dollars, have been prepared in accordance with accounting principles generally accepted in United States and include the following significant accounting policies:

          Consolidation

          The consolidated financial statements of the Company include the accounts of the Company and the consolidated accounts of its wholly-owned subsidiary Topclick Corporation. The consolidated financial statements of Topclick Corporation also include accounts of its wholly-owned subsidiary, Topclick (Canada) Inc. All significant inter-company transactions have been eliminated.

          As described in Note 7, Topclick International, Inc. acquired all of the outstanding common shares of Topclick Corporation. For accounting purposes, the acquisition has been treated as the acquisition of Topclick International, Inc. with Topclick Corporation as the acquiror (reverse acquisition). The historical financial statements prior to February 10, 1999 are those of Topclick Corporation consolidated. Pro-forma information giving effect to the acquisition as if the acquisition took place May 15, 1998 is not presented as the effects are immaterial.

          i) The consolidated financial statements of the combined entities are issued under the name of the legal parent (Topclick International, Inc.) but are considered a continuation of the financial statements of the legal subsidiary (Topclick Corporation).


                                       8.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice to reader)

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

          ii) As Topclick Corporation is deemed to be the acquiror for accounting purposes, its assets and liabilities are included in the consolidated financial statements at their historical carrying values in the accounts of Topclick International Inc.

     Accounting Estimates

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilites and disclosures in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

          Property, plant and equipment Property, plant and equipment are recorded at costs and are amortized in the following manner:

                      Computers                       30% declining balance
                      Furniture and equipment         20% declining balance

          In the year of acquisition, depreciation is calculated at one-half of the above-noted rates.

          Software  Development

          Costs Software development costs represent costs relating to the development of the Internet website. These costs will be amortized upon the commercialization of the Internet website, over three years due to the nature of business in the of software technology industry.

          Loss Per Share

          Loss per share is provided in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS), "Earnings Per Share". Due to the Company's simple capital structure, only basic loss per share is presented. Basic loss per share is computed by dividing loss available to common shareholders by weighted average number of common shares outstanding for the period.

          Foreign currency translation

          The Company uses the local currency (Canadian Dollars) as the functional currency. Assets and liabilities dominated in the foreign functional currency are translated at the exchange rate of the balance sheet date. Translation adjustments are recorded as a separate component of the shareholders' equity. Revenues and expenses demoninated in foreign currency are translated at the weighted average exchange for the period.


                                       9.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice To Reader)

NOTE 2    SIGNIFICANT ACCOUTING POLICIES (Continued)

          Income Taxes

          The Company accounts for income taxes using the liability method. Under this method deferred income tax liabilities and assets are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or reduction of expenses between financial and tax reporting. Deferred tax assets and/or liabilities are classified as current and noncurrent based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NOTE 3    PROPERTY, PLANT AND EQUIPMENT

                                     Accumulated    Net Book
                           Cost     Depreciation    Value       Depreciation
                           ----     ------------    -----       ------------
     Computer           $ 93,765      $ 15,502      $ 78,263      $  1,281
     Furniture and
      Equipment           30,815         3,637        27,178           301
     Leasehold            13,362           334        13,028          --
                        --------      --------      ----------------------

                        $137,942      $ 19,473      $118,469      $  1,582
                        --------      --------      --------      --------

          During  the  three  months  ended   September  30,  1999,   $1,281  of
          depreciation of the computer was capitialized as software development costs.

NOTE 4    CASH

          At September 30, 1999, approximately $1,398,427 of the total cash is deposited with RBC Dominion Securities Limited (RBC). It carries interest at 3 3/4 per annum. It is management's intention to utilize this account as part of its operating bank account. RBC is Canada's leader in the investment industry. It is the leading debt and equity underwriter in Canada and is a member of the Royal Bank Financial Group. The Royal Bank is Canada's premier global financial services group with leading market share in personal and business banking, corporate and investment banking, and wealth management.


                                       10.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice to Reader)

NOTE 5    ACQUISITION OF SOFTWARE DEVELOPMENT COSTS (Continued)

          a) Effective July 8, 1998 and pursuant to the terms of the acquisition agreement dated September 15, 1998, Topclick Corporation (the legal subsidiary) acquired the Internet property from Helpful By Design Inc., a company under common control of a controlling shareholder of Topclick Corporation. The consideration given was 6,972,774 common shares. The software development costs acquired by Topclick Corporation from Helpful By Design Inc. are recorded at processor's costs of $148,550.

          b) Pursuant to the same agreement as above, Topclick Corporation acquired 100% of the outstanding shares of Topclick (Canada) Inc. from Helpful by Design Inc. for the issuance of 514,929 common shares of Topclick Corporation. The shares issued have been recorded at the amount of the net assets of Topclick (Canada) Inc. at the date of acquisition.

               The net assets of Topclick (Canada) Inc. at date of acquisition consists of the following:

               Cash                                 $ 37,158
               Receivable                             16,000
               Accounts payable                       (1,400)
                                                    --------

                                                    $ 51,758
                                                    --------

               The above transaction between entities under common control has been accounted for at historical cost in a manner similar to that in a pooling of interests.

NOTE 6    REVERSE MERGER

          Pursuant to the stock exchange agreement dated February 10, 1999, the Company issued eight common sharesin exchange for every seven common shares of Topclick Corporation. Therefore, at February 23, 1999 (closing date), a total of 8,800,000 common shares were issued by the Company in exchange for 7,700,000 outstanding common shares if Topclick Corporation.

          As a result of the above transactions, the Company legally controls Topclick Corporation. However, in substance, the shareholders of
          Topclick Corporation control the Company with an ownership of approximately 71% of its outstanding common shares.


                                       11.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice to Reader)

NOTE 7    FINANCIAL INSTRUMENTS

          The Company's financial assets and liabilities consist of cash, Goods Services Tax receivable, accounts payable, the terms and conditions of which have been described in the preceding notes.

          Credit risk arises from the potential that a debtor will fail to perform its obligations. The Company is subject to credit risk through its cash deposits. However, these cash deposits are placed in a well-capitalized, high quality financial institution (Note 4). Accordingly, concentrations of credit risk are considered to be minimal.

          Interest rate risk is the risk to the Company's earnings that would arise from fluctuations in interest rates, and would depend of the volatility of these rates. The Company's borrowings from external parties is not substantial. Accordingly, its interest rate risk is considered to be minimal.

          Financial risk is the risk to the Company's earnings that would arise from fluctuations in interest rates and foreign exchange rates, and would depend on the volatility of these rates. The Company does not use derivative instruments to reduce its exposure to interest and foreign currency risk on its cash deposits held in Canadian funds.

NOTE 8    UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

          The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor error to significant system failure which could affect an entity's ability to conduct normal business operations. Management believes they have taken appropriate course of action to ensure that the Company's technologies are Year 2000 compliant. However, it is not possible to be certain that all aspects of the Year 2000 issue effecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


                                       12.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice to reader)

NOTE 9    DEFERRED INCOME TAXES

Significant components of the Company's deferred income taxes and liabilities at September 30, 1999 and 1998 are as follows:

                                                   September 30,   September 30,
                                                      1999            1998
     Deferred income tax asset
          Net operating loss                        $(687,691)      $    --
          Other                                        18,690            --
                                                    ---------       ---------

     Total deferred income tax asset                 (669,001)           --

       valuation allowance                            669,001            --
                                                    ---------       ---------

     Net deferred income tax liability              $    --         $    --
                                                    ---------       ---------

     Reconciliation's of the effective tax rate to the Canadian statutory rate is as follows:

          Tax expense at Canadian statutory rate         45.6%           45.6%

          Change in valuation allowance                 (45.6%)         (45.6%)
                                                    ---------       ---------
          Effective income tax rate                      -- %            -- %
                                                    ---------       ---------

          The  company  has  Canadian  net  operating  loss   carryforwards   of
          approximately $462,603 that expire in 2006.

          The Company operates its business in its Canadian subsidiary Topclick (Canada) Inc. and as such has losses carried forward for Canadian income tax purposes.

NOTE 10   CONTINGENCIES

          The Company is the subject of a lawsuit by an individual who is claiming ownership interest in common stock of Helpful By Design Inc.
          (HBD). HBD sold certain assets, including a website to Topclick Corporation. As described in note 6 there was a share exchange between Topclick Corporation and the Company that resulted in the Company legally controlling Topclick Corporation.

          The individual has filed a lawsuit in the Supreme Court of British Columbia seeking the force conversion of approximately 500,000 HBD shares of its .001 par value common stock into shares of the Company's .001 par value common stock.

          It is not possible to estimate the amount of a contingent loss in respect of this legal action. The impact on earnings per share is not material.


                                       13.

                          TOPCLICK INTERNATIONAL, INC.
                      (formerly Galveston Oil & Gas, Inc.)
                         ( A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1999 AND 1998
                       (Unaudited - See Notice to reader)

NOTE 11   COMMITMENTS

          The Company has commitments under certain contracts of employment and consulting agreements as follows:

                          2000               $  88,970

          Further, contracts of employment and consulting agreements call for the granting of stock options to the individuals under contract. The option agreement have not been formally prepared and signed at September 30, 1999 as management is in the process of creating a formal Stock Option Plan.

          Options for the issuance of 776,000 shares of the company are committed to be granted upon the creation of the Stock Option Plan at a price less than $1.00 per share to be determined at the time of the granting of the options.

NOTE 12   COMPARATIVE FIGURES

          The comparative figures have been reclassified to conform with the presentation adopted in the current period.


                                       14.

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants since the formation of the Company required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of our common stock offered by the Selling Stockholders has been passed upon by Stepp & Beauchamp LLP, located in Newport Beach, California.

                                     EXPERTS

The financial statements of the Company at December 31, 1998, and 1997, and for the years then ended, and for the period from incorporation to December 31, 1998, and for the interim period through September 30, 1999, appearing in this Prospectus and Registration Statement have been audited by Buckley Dodds, Chartered Accountants, and are included in reliance upon such reports given upon the authority of Buckley Dodds as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 Act with respect to the common stock offered by the Selling Stockholders. This Prospectus does not contain all of the information set forth in the Registration Statement on Form SB-2 and the exhibits and schedules to the Registration Statement on Form SB-2. For further information with respect to the Company and our common stock, reference is made to the Registration Statement on Form SB-2 and the exhibits and schedules filed as a part of the Registration Statement on Form SB-2. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete, and reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement on Form SB-2. Each such statement is qualified in all respects by such reference to such exhibit.

On or about June 22, 1999, the Company became a reporting company with the Securities and Exchange Commission, and will hereafter provide an annual report to its security holders, which will include audited financial statements. The public may read and copy any materials filed with the Securities and Exchange Commission, including the Company's Registration Statement on Form SB-2, and all exhibits and schedules thereto, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800- SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. The Company currently maintains its own Internet address at www.topclick.com.

                                TABLE OF CONTENTS

 Item
Number    Caption                                                                                 Page
------    -------                                                                                 ----
  3.      Summary Information......................................................................4
          Risk Factors.............................................................................5
                   We Have a Limited Operating History.............................................5
                   Our Industry is Intensely Competitive...........................................5
                   We Will Rely on the Use of Computer and Telecommunications
                            Infrastructure Provided by Third Parties...............................6
                   We Will Rely on the Use of the Internet.........................................6
                   We Are Subject to Regulatory and Related Influences.............................6
                   We Are Subject to Market Forces Beyond Our Control..............................6
                   Future Capital Needs and Uncertainty of Additional Funding......................6
                   Our Success Depends on Our Ability to Retain Key Personnel......................7
                   Impact of the Year 2000 (Y2K Issues)............................................7
                   Third Party Y2K Risks to the Company............................................7
  4.      Use of Proceeds......................................................................... 7
  5.      Determination of Offering Price..........................................................7
  6.      Dilution.................................................................................8
  7.      Selling Security Holders.................................................................8
  8.      Plan of Distribution....................................................................12
  9.      Legal Proceedings.......................................................................13
  10.     Directors, Executive Officers, Promoters and Control Persons............................13
  11.     Security Ownership of Certain Beneficial Owners and Management..........................14
  12.     Description of Securities...............................................................15
  13.     Interest of Named Experts and Counsel...................................................15
  14.     Disclosure of Commission Position on Indemnification for Securities Act Liabilities.....15
  15.     Organization Within Last Five Years.....................................................15
  16.     Description of Business.................................................................16
  17.     Management's Discussion and Analysis of Financial Condition
          and Results of Operations...............................................................18
  18.     Description of Property.................................................................21
  19.     Certain Relationships and Related Transactions       ...................................23
  20.     Market for Common Equity and Related Stockholder Matters................................23
  21.     Executive Compensation..................................................................24
  22.     Financial Statements....................................................................24
  23.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................................................................50
          Legal Matters...........................................................................50
          Experts.................................................................................50
          Additional Information..................................................................50

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Article Seventh of the Certificate of Incorporation of the Company provides, among other things, that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the Company; or (iv) for any transaction from which such director derived any improper personal benefit. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

There are no indemnification provisions in the Company's Certificate of Incorporation regarding officers of the Company. However, we anticipate that we will enter into indemnification agreements with each of its executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been an officer or director or employee of the Company. In order to be entitled to indemnification by the us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the Selling Stockholders' common stock, except any selling commissions or discounts allocable to sales of those shares, fees and disbursements of counsel and other representatives of the Selling Stockholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.

Registration Fees                           Approximately   $4,633.41
Transfer Agent Fees                         Approximately   $2,500.00
Costs of Printing and Engraving             Approximately     $300.00
Legal Fees                                  Approximately  $25,000.00
Accounting Fees                             Approximately   $7,500.00

Item 26. Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On or about January 30, 1999, the Company sold 4,912,500 shares of its common stock for $0.20 per share. The shares were issued in reliance upon the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified in Section 3(b) of that Act and Rule 504 of Regulation D promulgated by the Securities and Exchange Commission. The offering price for the shares was arbitrarily set by us and had no relationship to assets, book value, revenues or other established criteria of value. The gross proceeds to us were $982,500. We used $150,000 of these funds to repay an outstanding loan of $150,000 from certain of investors represented by Sonora Capital Corporation, a British Columbia corporation.

On or about March 28, 1999, we sold 400,000 shares of our common stock for $2.50 per share. The shares were issued in reliance upon the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 set forth in Regulation S promulgated by the Securities and Exchange Commission. Specifically, the offer was made to "non U.S. persons outside the United States of America", as that term is defined by Regulation S. The offering price for the shares was arbitrarily set by us and had no relationship to assets, book value, revenues or other established criteria of value. The net proceeds to us were $1,000,000.

Item 27. Exhibits.

Copies of the following documents are filed with this Amendment No. 3 to our Registration Statement on Form SB-2, as exhibits:

Exhibit No.       Description
-----------       -----------
3.1               Certificate of Incorporation*
                   (Charter Document)

3.2               Amendment to Certificate of Incorporation*
                  (Charter Document)

3.3               Bylaws*

5.                Opinion Re: Legality*

8.                Opinion Re: Tax Matters (not applicable)*

10.1              Financing Agreement*
                  (material contract)

10.2              Frontier GlobalCenter, Inc. Agreement*
                  (material contract)

11.               Statement Re: Computation of Per Share Earnings*

15.               Letter on Unaudited Interim Financial Information*

21.               Subsidiaries of the Registrant*

23.1              Consent of Auditors*

23.2              Consent of Counsel*

24.               Power of Attorney*

27.               Financial Data Schedule*

*Previously filed as exhibits to Registration Statement on Form SB-2.

Item 28. Undertakings.

A. Insofar as indemnification for liabilities arising pursuant to the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and we will be governed by the final adjudication of such issue.

B. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To indicate in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to the Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, in the City of Vancouver, British Columbia, on December 28, 1999.

                                          TopClick International, Inc.,
                                          a Delaware corporation

                                          By:  /s/
                                               ---------------------------------
                                               Chris Lewis
                                          Its: President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:   /s/
      ----------------------------
      Terry Livingstone
Its:  Chief Operating Officer

Date: December 28, 1999

By:   /s/
      ----------------------------
      Chris Lewis
Its:  Director

Date: December 28, 1999